                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                               ----------------

                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   June 25, 1999
                                                 ----------------------------

                                E*TRADE Group, Inc.
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)


        Delaware                   1-11921                   94-2844166
----------------------------------------------------------------------------
    (State or other
      jurisdiction               (Commission               (IRS Employer
   of incorporation)             File Number)            Identification No.)


Four Embarcadero Place, 2400 Geng Road, Palo Alto, California       94303
--------------------------------------------------------------------------------
(Address of principal executive offices)                          (Zip Code)


Registrant's telephone number, including area code:   (650) 842-2500
--------------------------------------------------------------------------------


                                 Not Applicable
--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

   This Form 8-K is being filed to present on a supplemental basis the Selected Financial Data, Management's Discussion and Analysis of Financial Conditions and Results of Operations and consolidated financial statements of E*TRADE Group, Inc. ("E*TRADE") as of September 30, 1998 and 1997 and for each of the three years in the period ended September 30, 1998, and as of March 31, 1999 and for the six month periods ended March 31, 1999 and 1998, which gives retroactive effect to its merger with ClearStation, Inc. ("ClearStation"), on April 30, 1999 which was accounted for as a pooling of interests and for the two-for-one stock splits effective February 1, 1999 and May 21, 1999.

Item 5 OTHER

    (a) Supplemental Annual Financial Information as of September 30, 1998 and 1997 and for each of the three years in the period ended September 30, 1998.

      (1) Selected Supplemental Financial Data

      (2) Management's Discussion and Analysis of Financial Condition and Results of Operations

      (3) Quantitative and Qualitative Disclosures About Market Risk

      (4) Supplemental Consolidated Financial Statements and Supplementary
          Data

    (b) Supplemental Interim Financial Information as of March 31, 1999 and for the six month periods ended March 31, 1999 and 1998.

      (1) Management's Discussion and Analysis of Financial Condition and Results of Operations

      (2) Quantitative and Qualitative Disclosures About Market Risk

      (3) Supplemental Consolidated Financial Statements and Supplementary
          Data

Item 7 FINANCIAL STATEMENTS AND EXHIBITS

    (c)Exhibit.

      The following document is filed as an exhibit to this Report:

      23.1 Consent of Independent Auditors

Selected Supplemental Financial Data

                                         Years Ended September 30,
                                ----------------------------------------------
                                   1998       1997     1996     1995    1994
                                ----------  -------- --------  ------- -------
                                  (in thousands, except per share amounts)
Consolidated Statement of
 Operations Data*:

Revenues:
 Transaction revenues.........  $  162,097  $109,659 $ 44,178  $20,835 $ 9,548
 Interest, net of interest
  expense.....................      56,020    25,265    4,813    1,004     302
 International................       7,031     4,000       --       --      --
 Other........................      20,169    17,471   13,529    6,947   5,558
                                ----------  -------- --------  ------- -------
  Net revenues................     245,317   156,395   62,520   28,786  15,408
                                ----------  -------- --------  ------- -------
Cost of services..............     111,888    73,381   38,027   14,683   8,485
                                ----------  -------- --------  ------- -------
Operating expenses:
 Selling and marketing........      71,447    28,160   10,944    4,204   2,372
 Technology development.......      33,699    13,547    4,699    2,265   1,181
 General and administrative...      31,048    16,847    8,238    3,022   2,724
                                ----------  -------- --------  ------- -------
  Total operating expenses....     136,194    58,554   23,881    9,491   6,277
                                ----------  -------- --------  ------- -------
  Total cost of services and
   operating expenses.........     248,082   131,935   61,908   24,174  14,762
                                ----------  -------- --------  ------- -------
Pre-tax income (loss).........      (2,765)   24,460      612    4,612     646
Income tax expense (benefit)..        (953)    9,425     (555)   1,728    (541)
                                ----------  -------- --------  ------- -------
Net income (loss).............  $   (1,812) $ 15,035 $  1,167  $ 2,884 $ 1,187
                                ==========  ======== ========  ======= =======
Net income (loss) per share**:
 Basic........................  $    (0.01) $   0.12 $   0.01  $  0.04 $  0.02
                                ==========  ======== ========  ======= =======
 Diluted......................  $    (0.01) $   0.10 $   0.01  $  0.03 $  0.01
                                ==========  ======== ========  ======= =======
Shares used in computation of
 net income (loss) per
 share**:
 Basic........................     169,791   129,408   78,564   68,068  65,944
 Diluted......................     169,791   143,496  119,728  111,028 109,784


                                               September 30,
                                ----------------------------------------------
                                   1998       1997     1996     1995    1994
                                ----------  -------- --------  ------- -------
                                               (in thousands)
Consolidated Balance Sheet
 Data*:
Cash and equivalents..........  $   21,890  $ 23,234 $ 15,856  $10,985 $ 2,000
Investment securities.........     502,534   191,958   35,563      560     560
Brokerage receivables--net....   1,310,235   724,365  193,228    1,936     499
Total assets..................   1,969,445   995,422  302,171   18,146   5,386
Shareowners' equity...........     709,536   283,374   71,976   12,348     919

--------
* All amounts presented have been restated to reflect the acquisition of ShareData, Inc. in July 1998, and ClearStation, Inc. in April 1999, which were accounted for as pooling of interests (see Note 15 of the Supplemental Consolidated Financial Statements).
** Reflects the two-for-one stock splits effective February 1, 1999 and May
   21, 1999.

Management's Discussion and Analysis of Financial Condition and Results of Operations for the Years Ended September 30, 1998, 1997 and 1996

Forward-Looking Statements

   The following discussion of the financial condition and results of operations of E*TRADE Group, Inc. ("E*TRADE" or the "Company") as restated for its merger with ClearStation, Inc. ("Clear Station") on April 30, 1999, which was accounted for as a pooling of interests should be read in conjunction with the supplemental consolidated financial statements and notes thereto included elsewhere herein. This discussion contains forward-looking statements, including statements regarding the Company's strategy, financial performance and revenue sources which involve risks and uncertainties. The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth elsewhere herein.

Overview

   A leading branded provider of online investing services, E*TRADE has established a popular destination Web site for self-directed investors. Founded in 1982, the Company operated initially as a service bureau, providing automated online securities transaction services to various brokerage firms, including Fidelity Brokerage Services, Inc., Quick and Reilly, Inc. and, through an agreement with Bank of America, Charles Schwab. In 1992, the Company formed E*TRADE Securities and began to offer retail investing services and account information 24 hours a day, seven days a week. The Company offers independent investors the convenience and control of automated stock, option, fixed income and mutual fund order placement at lower commission rates than traditional brokerage firms. In addition, E*TRADE has a suite of value-added products and services that can be customized and personalized, including portfolio tracking, Java-based charting and quote applications, real-time stock quotes, Smart Alerts, market commentary and analysis, news, investor community areas and other information services.

   Free resources available to the public on E*TRADE's Web site include breaking financial news, real-time stock and option price quotes, company financial information and news announcements, live market commentary, personalized investment portfolios, investor community areas, and search and filtering tools for mutual fund and fixed income products. E*TRADE's Web site services three levels of investors--visitors, members, and customers, with each successive group gaining access to additional value-added products and services. Visitors can view market information, headline news, stock quotes and charts, mutual fund information, and much more. By registering but not opening an account, a visitor becomes a member and receives free access to many advanced, customizable investment research tools, including free real-times quotes and secure email. Customers, those investors with E*TRADE accounts, have complete access to E*TRADE's trading engine and to all the investment research and management features, including Smart Alerts, and many sophisticated analytical and record keeping tools. Customers may also subscribe to E*TRADE's Professional Edge service and receive access to IPOs, institutional quality research reports, and other premium services.

   The Company's revenues consist principally of transaction revenues, which include securities brokerage commissions and payments based on order flow, interest and certain other fees related to the Company's product offerings. The Company has experienced substantial growth in its revenues since E*TRADE Securities was formed. At the end of fiscal 1992, the Company was processing slightly over 100 transactions per day. For the quarter ended September 30, 1998, the Company's average daily transaction volume was 30,500, a 27% increase over the average daily transaction volume of 24,100 in the equivalent period in fiscal 1997. Although increases in the overall activity in the securities markets have contributed to the Company's growth, the Company believes that its growth has also been due to the success of its advertising campaigns in bringing brand name recognition to the E*TRADE name, the launch of Internet access to E*TRADE in February 1996, and the continuing successful integration of new product developments.

   In December 1997, the Company acquired OptionsLink, a division of Hambrecht & Quist LLC. OptionsLink is an all-electronic Web-based and interactive voice response inquiry and order entry system for employee stock option and stock purchase plan services for corporate stock plan participants. The acquisition of OptionsLink demonstrates the Company's commitment to expand its products and services into the corporate financial services market.

   In July 1998, the Company acquired ShareData, Inc., a supplier of stock plan knowledge-based software for pre-IPO and public companies. This acquisition will enable the Company to extend its corporate services strategy, which began when the Company purchased OptionsLink. Corporate financial services represents a potential growth segment for the Company and provides an opportunity to diversify its revenue stream. The Company intends to provide an automated solution for stock plan management and company stock transaction capabilities to plan sponsors and their employees through combining the OptionsLink and ShareData, Inc. product offerings.

   On April 30, 1999, the Company acquired ClearStation, Inc., ("ClearStation"). ClearStation is a financial media web site that integrates technical and fundamental analysis and discussion for investors. The Company issued 939,072 shares of common stock in exchange for all outstanding common stock of ClearStation. The Company also assumed all outstanding ClearStation options, which were converted to options to purchase approximately 112,000 shares of the Company's common stock. The acquisition was accounted for as a pooling of interests, and accordingly, all prior financial data of the Company has been restated to include the historical operations of ClearStation from October 1997 (the date of ClearStation's inception). As a result of the acquisition, the Company incurred charges and direct transaction costs relating to the business combination of $250,000. These non-recurring costs have been charged to operations in the third quarter of fiscal 1999. Fiscal 1998 includes the results of ClearStation for the twelve months ended September 30, 1998. No adjustments were required to conform accounting policies of the entities. There were no significant intercompany transactions requiring elimination for any periods presented.

   The Company uses other broker-dealers to execute its customers' orders and, in recent years, has derived a significant portion of its revenues from these broker-dealers for such order flow. This practice of receiving payments for order flow is widespread in the securities industry. Under applicable SEC regulations, receipt of these payments requires disclosure of such payments by the Company to its customers. The revenues received by the Company under these arrangements for fiscal 1998, 1997 and 1996 amounted to 16%, 19% and 22% of total transaction revenues, respectively. There can be no assurance that the Company will be able to continue its present relationships and terms for such payments for order flow. In addition, there can be no assurance that payments for order flow will continue to be permitted by the SEC, the NASD or other regulatory agencies, courts or governmental units. Loss of any or all of these revenues could have a material adverse effect on the Company's business, financial condition and operating results.

   The Company is making significant investments in systems technology and has established technology centers in both Palo Alto and Rancho Cordova, California. These facilities support systems, network services, trading, customer service, transaction redundancy and backup between the two locations, thereby providing an operational system in the event of a service interruption at either facility. In fiscal 1998, the Company opened a new facility in Alpharetta, Georgia which will also support systems, network services, trading and customer service.

   The Company implemented self-clearing operations for equity securities in July 1996 and self-clearing operations for options in April 1997. Prior to July 1996, the Company cleared all of its customer transactions as a fully-disclosed correspondent of Herzog, Heine, Geduld, Inc. ("Herzog"). Clearing services include the confirmation, receipt, settlement, custody and delivery functions involved in securities transactions. In the first quarter of fiscal 1996, the Company began hiring associates to perform these functions. As a consequence, the Company incurred significant costs associated with the hiring and training of its associates, and systems integration costs, while continuing to incur expenses for clearing operations performed by Herzog through June 1996. The conversion to self-clearing has allowed the Company to realize significant cost savings and revenue enhancement.

   The Company assumes direct responsibility for the possession and control of customer securities and other customer assets and the clearing of customers' securities transactions. This responsibility requires the Company to record on its balance sheet the receivables and payables to the Company that are a result of customer margin loans (i.e., loans made to customers that are collateralized by securities held in the customers' accounts at the Company) and customer free credit balances (i.e., customer cash balances maintained by the Company), respectively. In addition, to the extent that the Company's customer debit balances exceed customer free credit balances, the Company may be required to obtain financing for any excess debit balance. The Company had receivables from customers, brokers, dealers and clearing organizations of $1.3 billion and payables to customers, brokers, dealers and clearing organizations of $1.2 billion as of September 30, 1998. The Company contracts with a third-party service bureau, BETA Systems, for its customer record keeping and data processing services.

   The Company has experienced substantial changes in, and expansion of, its business and operations since it began offering online investing services in 1992 and Internet investing services in February 1996, and expects to continue to experience periods of rapid growth. The Company's past expansion has placed, and any future expansion would place, significant demands on the Company's administrative, operational, financial and other resources. Competition for highly qualified senior managers and technical personnel is intense. If the Company fails to attract, assimilate and retain such personnel, there could be a material adverse effect on the Company's business, financial condition and operating results.

   The securities industry is subject to extensive regulation under federal, state and applicable international laws. As a result, the Company is required to comply with many complex laws and rules and its ability to so comply is dependent in large part upon the establishment and maintenance of a qualified compliance system. The Company is aware of several instances of its non-compliance with applicable regulations. In particular, in fiscal 1997, the Company failed to comply with applicable advertising restrictions in one international jurisdiction and, due to a clerical oversight, failed to timely renew its registration as a broker-dealer in two states, Nebraska and Ohio. One of the states, Ohio, as a condition of renewing the Company's license as a broker-dealer in that state, required the Company to offer customers resident in that state the ability to rescind (for up to 30 days) certain securities transactions effected through the Company during the period January 1, 1997 through April 15, 1997, the date the Company's license was renewed. For fiscal 1997, the Company recorded a $4.3 million pre-tax charge against earnings in connection with this matter.

Results of Operations

   The following table sets forth the percentage of net revenues represented by certain items on the Company's consolidated statements of operations for the periods indicated:

                           Years Ended September 30,
                           -----------------------------
                             1998       1997      1996
                           --------   --------  --------
Revenues:
 Transaction revenues.....     66.1%      70.1%     70.7%
 Interest, net of interest
  expense.................     22.8       16.2       7.7
 International............      2.9        2.5        --
 Other....................      8.2       11.2      21.6
                           --------   --------  --------
  Net revenues............    100.0      100.0     100.0
                           --------   --------  --------
Cost of services..........     45.6       46.9      60.8
                           --------   --------  --------
Operating expenses:
 Selling and marketing....     29.1       18.0      17.5
 Technology development...     13.7        8.7       7.5
 General and
  administrative..........     12.7       10.8      13.2
                           --------   --------  --------
  Total operating
   expenses...............     55.5       37.5      38.2
                           --------   --------  --------
  Total cost of services
   and operating
   expenses...............    101.1       84.4      99.0
                           --------   --------  --------
Pre-tax income (loss).....     (1.1)      15.6       1.0
Income tax expense
 (benefit)................     (0.4)       6.0      (0.9)
                           --------   --------  --------
Net income (loss).........     (0.7)%      9.6%      1.9%
                           ========   ========  ========

Fiscal Years Ended September 30, 1998, 1997 and 1996

 Revenues

   The Company's revenues increased to $245.3 million in fiscal 1998, up 57% from $156.4 million in fiscal 1997, which was up from 150% from $62.5 million in fiscal 1996. Transaction revenues increased to $162.1 million in fiscal 1998, up 48% from $109.7 million in fiscal 1997, which was up 148% from $44.2 million in fiscal 1996. Transaction revenues consist of commission revenues and payments based on order flow. Commission revenues increased to $136.3 million, up 64% from $82.9 million in fiscal 1997, which was up 153% from $32.8 million in fiscal 1996. Transactions for fiscal 1998 totaled 7.0 million or an average of 27,600 transactions per day. This is an increase of 68% over the average daily transaction volume of 16,400 in fiscal 1997, which was up 169% from 6,100 in fiscal 1996. Average commissions per transaction declined to $19.58 in fiscal 1998 from $20.00 in fiscal 1997 and $20.82 in fiscal 1996, due primarily to a change in product mix and the lowering of commissions on listed market orders from $19.95 to $14.95 in February 1996. Payments for order flow decreased to $25.8 million in fiscal 1998, down 4% from $26.8 million in fiscal 1997, which had increased 135% from $11.4 million in fiscal 1996. The decrease in payments for order flow is reflective of a trend that the Company expects to continue as a result of the implementation by the SEC of new order handling rules in January 1997, the outcome of which was that the bid/ask spread was reduced thereby reducing market maker margins and limiting their ability to pay for order flow, and the loss of Roundtable earnings, which ended when Roundtable was reorganized as Knight/Trimark, Inc. and went public in July 1998 (see Note 5 of the Supplemental Consolidated Financial Statements). Until its initial public offering, Knight/Trimark would allocate a portion of its earnings to its owners, including the Company, based on what percentage its owners contributed to Knight/Trimark's total order flow. The Company previously recorded the amounts it received under this allocation as payment for order flow revenue.

   Net interest revenues primarily represent interest earned by the Company on credit extended to its customers to finance their purchases of securities on margin, fees on its customer assets invested in money market accounts and interest earned on investment securities, offset by interest paid to customers on certain credit balances, interest paid to banks and interest paid to other broker-dealers through the Company's stock loan program. Net interest revenues increased to $56.0 million in fiscal 1998, up 122% from $25.3 million in fiscal 1997, which was up 425% from $4.8 million in fiscal 1996. This increase was due primarily to growth in customer accounts and the opportunity that being self-clearing has given the Company to manage interest rates. This increase was also a result of average customer margin debit balances increasing 70% to $925 million, average customer credit balances increasing 12% to $244 million, average money market fund balances increasing 95% to $1.4 billion, and an increase in investment securities from fiscal 1997 to fiscal 1998.

   International revenues of $7.0 million represent international licensing fees and ongoing royalties from agreements signed as part of E*TRADE's continued international expansion effort. International alliances signed during this fiscal year cover a number of countries in Europe and Asia. These agreements grant the licensees the exclusive right to use E*TRADE's technology and offer online investing services under the E*TRADE name. In addition, the Company has established joint ventures with strategic partners in Japan and the U.K. E*TRADE's global network will extend to 32 countries and territories when fully implemented. These agreements provide that the Company will receive royalties based upon their transaction revenues. International revenues were $4.0 million in fiscal 1997, from licensing fees attributable to the Company's agreements with VERSUS in Canada and Nova Pacific in Australia. Prior to fiscal 1997, there were no international revenues. The Company may, from time to time, seek to enter into similar licensing agreements with others as part of its international expansion strategy. There can be no assurance that any such future agreements will be consummated or that the terms thereof will be comparable to those of the aforementioned agreements or that the recognition of any licensing fees will occur during the period in which an arrangement is consummated.

   Other revenues increased to $20.2 million in fiscal 1998, up 15% from $17.5 million in fiscal 1997, which was up 29% from $13.5 million in fiscal 1996. Other revenues increased primarily due to equity earnings from the Company's investment in Roundtable, broker-related fees for services, new revenue streams from

OptionsLink, growth in ShareData, Inc. licensing revenue, and increased revenues from mutual funds and advertising on the Company's Web site. As a result of the Knight/Trimark initial public offering, the Company will no longer recognize any equity income from the Company's investment in Roundtable in future quarters (see Note 5 of the Supplemental Consolidated Financial Statements).

 Cost of Services

   Total cost of services increased to $111.9 million in fiscal 1998, up 52% from $73.4 million in fiscal 1997, which was up 93% from $38.0 million in fiscal 1996. Cost of services includes expenses related to the Company's clearing operations and customer service activities, system maintenance and communication expenses, and clearing fees paid to the Company's former clearing broker. Cost of services as a percentage of total transaction revenues was 69% in fiscal 1998 compared to 67% in fiscal 1997 and 86% in fiscal 1996. Included in total cost of services for fiscal 1997 was a charge of $4.3 million, which resulted from a clerical oversight connected with the Company's failure to timely renew its registration as a broker-dealer in the state of Ohio. Included in total cost of services in fiscal 1996 were self-clearing start-up costs of $2.2 million. Cost of services, exclusive of the registration charge and self-clearing start-up costs, increased to $111.8 million in fiscal 1998, up 62% from $69.0 million in fiscal 1997, which was up 93% from $35.8 million in fiscal 1996. These increases reflect the overall increase in customer transactions processed by the Company, a related increase in customer service inquiries, and operations and maintenance costs associated with the technology centers in Palo Alto and Rancho Cordova, California.

 Operating Expenses

   Selling and marketing expenses increased to $71.4 million in fiscal 1998, up 154% from $28.2 million in fiscal 1997, which was up 157% from $10.9 million in fiscal 1996. This increase reflects expenditures for advertising placements, creative development and collateral materials resulting from a variety of advertising campaigns directed at building brand name recognition, growing the customer base and market share, and maintaining customer retention rates. Beginning in the fourth quarter of fiscal 1998, the Company significantly expanded its marketing efforts including the launch of Destination E*TRADE, expanded national television advertising and new strategic marketing alliances with key business partners, such as AOL and Yahoo!. These increased expenditure levels are expected to continue in fiscal 1999.

   Technology development expenses increased to $33.7 million in fiscal 1998, up 149% from $13.5 million in fiscal 1997, which was up 188% from $4.7 million in fiscal 1996. The increased level of expenses was incurred to enhance the Company's existing product offerings, including maintenance of the Company's Web site, development efforts related to the launch of Destination E*TRADE and proprietary Stateless Architecture SM, and reflects the Company's continuing commitment to invest in new products and technologies.

   General and administrative expenses increased to $31.0 million in fiscal 1998, up 84% from $16.8 million in fiscal 1997, which was up 105% from $8.2 million in fiscal 1996. This increase is the result of personnel additions, the development of administrative functions resulting from the overall growth in the Company, acquisition costs and the costs associated with the opening of a new facility in Alpharetta, Georgia.

 Income Tax Expense (Benefit)

   Income tax expense (benefit) represents the provision for federal and state income taxes at an effective rate of (34.5%), 38.5% and (90.7%) for fiscal 1998, 1997 and 1996, respectively. Prior to its merger with the Company, ShareData, Inc. was a Subchapter S corporation and was not subject to federal and state corporate income taxes. Additionally, the fiscal 1998 rate reflects expected tax benefits from tax-exempt interest income and certain nondeductible acquisition costs.

Year 2000 Compatibility

   Many computer systems use only two digits to identify a specific year and therefore may not accurately recognize and handle dates beyond the year 1999. If not corrected, these computer applications could fail or create erroneous results by or at the year 2000. The Company utilizes, and is dependent upon, data processing systems and software to conduct its business. The data processing systems and software include those developed and maintained by the Company's third-party data processing vendors and software which is run on in-house computer networks.

   Due to the Company's dependence on computer technology to conduct its business, and the dependence of the financial services industry on computer technology, the nature and impact of year 2000 processing failures on the Company's business, financial position, results of operations or cash flows could be material. During the first quarter of fiscal 1998, the Company initiated a review and assessment of all hardware and software to evaluate whether it will function properly in the year 2000 without material errors or interruptions.

   The Company believes that all year 2000 issues revealed as a result of that evaluation to date can be remedied in a timely manner, and therefore are not expected to create a material risk of disruption of operations. With respect to outside vendors, those vendors that have been contacted have indicated that their hardware or software is or will be year 2000 compatible in time frames that meet regulatory requirements. Evaluation of these issues is continuing and there is a risk that other problems, not presently known to the Company, will be discovered which could present a material risk of disruption to the Company's operations and result in material adverse consequences to the Company. Furthermore, there can be no assurance that the Company will not experience unexpected delays in remediation of any year 2000 issues that may be discovered. Any inability to remediate such issues in a timely manner could cause a material disruption of the Company's business. In addition, the method of trading employed by the Company is heavily dependent on the integrity of electronic systems outside of the Company's control, such as online and Internet service providers, and third-party software such as Internet browsers. A failure of any such system in the trading process, even for a short time, could cause interruption to the Company's business. The year 2000 issue could lower demand for the Company's services while increasing the Company's costs. These combining factors, while not quantified, could have a material adverse impact on the Company's financial results.

   Because systems critical to the Company's functioning other than its computer systems may be affected by the century change, the Company's year 2000 efforts also encompass facilities and equipment which rely on date-dependent technology, such as, building equipment that contains embedded technology and the Company's third-party providers.

   At this time, it does not appear that the costs of addressing year 2000 issues will have a material adverse impact on the Company's financial position. However, in the event that the Company and third parties upon which it relies are unable to address these issues in a timely manner, it could result in a material financial risk to the Company.

 Status of Year 2000 Efforts

   The Company's year 2000 efforts address all computer systems, equipment and business partner relationships considered essential to the Company's ability to conduct its business. The objective of the Company's year 2000 project is to identify the core business processes and associated computer systems and equipment that may be at risk due to the use of two-digit year dates. Once identified, the systems and equipment are rated for risk and are prioritized for conversion or replacement according to their impact on core business operations. The Company's year 2000 project follows a structured approach in analyzing and mitigating year 2000 issues. This approach consists of six phases: awareness, assessment, remediation, validation, implementation and industry-wide testing. The work associated with each phase may be performed simultaneously with other phases of the project, depending on the nature of the work to be performed and the technology and business requirements of the specific business unit. For example, awareness is an ongoing effort and occurs in each phase. As part of this project, the Company reviews its vendor relationships (suppliers, alliances and third-party providers) in an attempt to assess their ability to meet the year 2000 challenge. In addition, this plan seeks to ensure that all of the Company's business partners and service providers are also year 2000 ready. In addition, written contingency plans are being developed for all mission critical systems and many non-critical systems to address any unexpected year 2000 failures. However, there can be no assurance that contingency plans will adequately address all year 2000 failures.

   Currently, the Company's primary focus is the completion of remediation and testing, and on-going contingency planning and vendor management efforts. However, the Company is continuing to assess the impact of year 2000 issues on its products, internal information systems and third-party vendor relations. The Company has begun, and in many cases completed, corrective efforts in these areas. The Company does not anticipate that addressing year 2000 issues for its internal information systems and current and future products will have a material impact on its operations or financial results. However, there can be no assurance that these costs will not be greater than anticipated, or that corrective actions undertaken will be completed before year 2000 issues may arise.

   In March 1999, the Company completed its assessment phase on mission critical systems including a significant amount of the implementation and testing. The Company's primary focus remains on the successful remediation and testing of all critical systems, including systems owned by third parties. Additional focus will be placed on non-critical systems and written contingency plans in the later half of the third quarter of fiscal 1999. The Company anticipates that work on the awareness, contingency planning, and vendor management phases of the project will continue through the century change.

   The success of the Company's year 2000 efforts depends in part on the adequacy of compliance by vendors with their representations concerning their systems, and on parallel efforts being undertaken by vendors and other third parties with which the Company's systems interact and therefore, the Company is taking steps to determine the status of critical third parties' year 2000 compatibility. The Company has implemented a vendor management program. Activities include creating an inventory of vendors, inquiring directly as to the status of vendors' year 2000 efforts, and continuing contacts with vendors to monitor the progress of vendors who may not yet be year 2000 capable. If these suppliers fail to adequately address year 2000 issues for the products and services they provide to the Company, this could have a material adverse impact on the Company's operations and financial results. The Company is still assessing the effect year 2000 issues will have on its suppliers and at this time, cannot determine the impact it will have. There can be no assurance that all third parties will provide accurate and complete information or that all their systems will be fully year 2000 capable. Third parties' year 2000 processing failures may have a material adverse impact on the Company's systems and operations.

   As the year 2000 project continues, the Company may discover additional year 2000 issues, may not be able to develop, implement, or test remediation or contingency plans, or may find that the costs of these activities exceed current expectations and become material. In many cases, the Company is relying on assurances from suppliers that new and upgraded information systems and other products will be year 2000 capable. The Company plans to test such third-party products, but cannot be sure that its tests will be adequate or that, if problems are identified, they will be addressed by the supplier in a timely and satisfactory way.

   Because the Company uses a variety of information systems and has additional systems embedded in its operations and infrastructure, the Company cannot be sure that all of its systems will work together in a year 2000-capable fashion. Furthermore, the Company cannot be sure that it will not suffer business interruptions, either because of its own year 2000 issues or those of its customers or suppliers whose year 2000 issues may make it difficult or impossible for them to fulfill their commitments to the Company. If the Company fails to satisfactorily resolve year 2000 issues related to its products in a timely manner, it could be exposed to liability to third parties.

   The Company is continuing to evaluate year 2000-related risks and corrective actions. However, the risks associated with the year 2000 may be pervasive and complex; they can be difficult to identify and to address, and can result in material adverse consequences to the Company. Even if the Company, in a timely manner, completes all of its assessments, identifies and tests remediation plans believed to be adequate, and develops contingency plans believed to be adequate, some issues may not be identified or corrected in time to prevent material adverse consequences to the Company.

   The Company's plan may also be affected by regulatory changes, changes in industry customs and practices, and significant systems modifications unrelated to the year 2000 project including upgrades and additions to capacity, and the cost and continued availability of qualified personnel and other resources.

   The Company has spent approximately $1.8 million in fiscal 1998 and currently estimates that it will spend approximately an additional $5 million to ascertain that its core computer systems and those of its vendors are year 2000 capable. These expenditures will consist primarily of compensation for information technology employees and contractors dedicated to this project and related hardware and software costs. This estimate excludes the time that may be spent by management and administrative staff in guiding and assisting the information technology effort described above or for making systems other than core brokerage computer systems year 2000 capable. The Company expects to fund all year 2000 related costs through operating cash flows. These costs are not expected to result in increased information technology expenditures because they will be funded through a reallocation of the Company's overall development spending. In accordance with generally accepted accounting principles, such expenditures will be expensed as incurred.

Variability of Results

   The Company expects to experience significant fluctuations in future quarterly operating results that may be caused by many factors, including the following: the timing of introductions or enhancements to online investing services and products by the Company or its competitors; market acceptance of online investing services and products; the pace of development of the market for online commerce; changes in trading volume in securities markets; trends in securities markets; domestic and international regulation of the brokerage industry; changes in pricing policies by the Company or its competitors; changes in strategy; the success of or costs associated with acquisitions, joint ventures or other strategic relationships; changes in key personnel; seasonal trends; the extent of international expansion; the mix of international and domestic revenues; changes in the level of operating expenses to support projected growth; and general economic conditions.

   Because of the foregoing factors, in addition to other factors that affect the Company's operating results and financial position, investors should not consider past financial performance or management's expectations a reliable indicator of future performance, and not use historical trends to anticipate results or trends in future periods. In that regard, results of operations and financial condition could be adversely affected by a number of factors in addition to those discussed above, including overall economic conditions and lower than expected demand. Further, the Company's stock price is subject to volatility. Any of the factors discussed above could have an adverse effect on the Company's stock price. In addition, the Company's stock price could be adversely affected if the Company's revenues or earnings in any quarter fail to meet the investment community's expectations, or if there are broader, negative market trends. The Company does not undertake an obligation to update its forward-looking statements or risk factors to reflect future events or circumstances.

Liquidity and Capital Resources

   In August 1996, the Company completed an initial public offering of its Common Stock, resulting in net proceeds to the Company of approximately $46.4 million.

   In August 1997, the Company completed a secondary public offering of 29,220,000 shares of the Company's Common Stock at a price of $6.88 per share. The proceeds to the Company from the offering, net of underwriting discounts and offering expenses of $14.8 million, were $188.8 million. The Company also has financed its activities through the private placement of Preferred Stock and, to a lesser extent, equipment financing.

   In July 1998, the Company entered into an agreement to issue and sell 62,600,000 shares of its common stock to SOFTBANK CORP., a Japanese corporation, for an aggregate purchase price of $400 million. This investment represents a minority interest ownership of approximately 27.6% in the Company as of September 30, 1998.

   In July 1996, the Company obtained financing facilities totaling $100 million, to be collateralized by customer securities. There were no borrowings outstanding under these lines at September 30, 1998. At September 30, 1997, $9.4 million was outstanding under these lines, which was repaid on October 1, 1997. In addition, the Company has entered into numerous agreements with other broker-dealers to provide financing under the Company's stock loan program.

   The Company currently anticipates that its available cash resources and credit facilities will be sufficient to meet its presently anticipated working capital and capital expenditure requirements for at least the next 12 months. However, the Company may need to raise additional funds in order to support more rapid expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. The Company's future liquidity and capital requirements will depend upon numerous factors, including costs and timing of expansion of research and development efforts and the success of such efforts, the success of the Company's existing and new service offerings and competing technological and market developments. The Company's forecast of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary. The factors described earlier in this paragraph will impact the Company's future capital requirements and the adequacy of its available funds. If additional funds are raised through the issuance of equity securities, the percentage ownership of the shareowners of the Company will be reduced, shareowners may experience additional dilution in net book value per share or such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. There can be no assurance that additional financing will be available when needed on terms favorable to the Company, if at all.

   If adequate funds are not available on acceptable terms, the Company may be unable to develop or enhance its services and products, take advantage of future opportunities or respond to competitive pressures, any of which could have a material adverse effect on the Company's business, financial condition and operating results.

   Cash used in operating activities was $30.1 million in fiscal 1998, primarily as a result of increases in brokerage-related assets in excess of related liabilities of $81.5 million, offset in part by depreciation and amortization of $12.6 million and increases in accounts payable, accrued and other liabilities in excess of other assets of $41.5 million. Cash used in operating activities in fiscal 1997 and 1996 was $8.1 million and $6.8 million, respectively. Such amounts primarily reflect net income for the respective periods, increases in brokerage-related assets in excess of related liabilities, and in fiscal 1997, the impact of depreciation and amortization and increases in accounts payable, accrued and other liabilities in excess of other assets.

   Cash used in investing activities was $381.0 million in fiscal 1998, $174.6 million in fiscal 1997 and $46.4 million in fiscal 1996. In fiscal 1998, cash used in investing activities reflects the investment of proceeds from the common stock issuance to SOFTBANK CORP., investments in several companies and joint ventures, and property and equipment purchases. Cash used in investing activities in fiscal 1997 and 1996 primarily represent the investment of the proceeds from the Company's secondary public offering of Common Stock in August 1997 and initial public offering of Common Stock in August 1996. Additionally, the Company made ongoing investments in its technological infrastructure and the second technology center in Rancho Cordova, and in fiscal 1997, a relocation loan to the Company's Chief Executive Officer (see Note 6 of the Supplemental Consolidated Financial Statements).

   Cash provided by financing activities was $409.7 million in fiscal 1998, compared with $190.2 million in fiscal 1997. In fiscal 1998, cash provided by financing activities primarily consisted of $400 million in proceeds from the common stock issuance to SOFTBANK CORP. and in fiscal 1997 the net proceeds from the Company's secondary public offering. Cash provided by financing activities in fiscal 1996 of $58.1 million reflects net proceeds from the Company's initial public offering of Common Stock in August 1996 and private sales of Preferred Stock.

   The Company expects that it will incur approximately $75 million of capital expenditures for the 12 months ended September 30, 1999.

Quantitative and Qualitative Disclosures About Market Risk

 Market Risk Disclosures

   The following discussion about the Company's market risk disclosures involves forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. The Company is exposed to market risk related to changes in interest rates and equity security price risk. The Company does not have derivative financial instruments for speculative or trading purposes.

 Interest Rate Sensitivity

   The Company maintains a short-term investment portfolio consisting mainly of income securities with an average maturity of less than two years. These available-for-sale securities are subject to interest rate risk and will fall in value if market interest rates increase. If market interest rates were to increase immediately and uniformly by 10 percent in levels at September 30, 1998, the fair value of the portfolio would decline by an immaterial amount. The Company has the ability to hold its fixed income investments until maturity, and therefore the Company would not expect its operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on its securities portfolio.

 Equity Price Risk

   The Company holds a small portfolio of marketable-equity traded securities that are subject to market price volatility. Equity price fluctuations of plus or minus 15 percent would not have a material impact on the Company.

 Financial Instruments

   For its working capital and reserves which are required to be segregated under Federal or other regulations, the Company invests in money market funds, resale agreements, certificates of deposit, and commercial paper. Money market funds do not have maturity dates and do not present a material market risk. The other financial instruments are fixed rate investments with short maturities and do not present a material interest rate risk.

Supplemental Annual Financial Statements and Supplementary Data

Index to Supplemental Consolidated Financial Statements

                                                                           Page
                                                                           ----
   Independent Auditors' Report..........................................   15

   Supplemental Consolidated Balance Sheets as of September 30, 1998 and
    1997.................................................................   16

   Supplemental Consolidated Statements of Operations for the Years Ended
    September 30, 1998, 1997 and 1996....................................   17

   Supplemental Consolidated Statements of Shareowners' Equity for the
    Years Ended September 30, 1998, 1997 and 1996........................   18

   Supplemental Consolidated Statements of Cash Flows for the Years Ended
    September 30, 1998, 1997 and 1996....................................   19

   Notes to Supplemental Consolidated Financial Statements...............   20

                          Independent Auditors' Report

To the Board of Directors and Shareowners of E*TRADE Group, Inc.:

   We have audited the accompanying supplemental consolidated balance sheets of E*TRADE Group, Inc. and subsidiaries (the "Company") as of September 30, 1998 and 1997, and the related supplemental consolidated statements of operations, shareowners' equity and cash flows for each of the three years in the period ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The supplemental consolidated financial statements give retroactive effect to the merger of ClearStation, Inc. with and into E*TRADE Group, Inc. on April 30, 1999, which has been accounted for as a pooling-of-interests as described in Note 15 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination have been issued.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such supplemental consolidated financial statements present fairly, in all material respects, the financial position of E*TRADE Group, Inc. and subsidiaries at September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1998 in conformity with generally accepted accounting principles applicable after the financial statements are issued for a period which includes the date of consummation of the business combination.

DELOITTE & TOUCHE LLP

San Jose, California
November 23, 1998
(June 1, 1999 as to Note 15)

                      E*TRADE GROUP, INC. AND SUBSIDIARIES

                    Supplemental Consolidated Balance Sheets
                      (in thousands, except share amounts)

                                                               September 30,
                                                            -------------------
                                                               1998      1997
                                                            ---------- --------
                          ASSETS

Current assets:
 Cash and equivalents...................................... $   21,890 $ 23,234
 Cash and investments required to be segregated under
  Federal or other regulations.............................      5,000   15,001
 Investment securities.....................................    502,534  191,958
 Brokerage receivables--net................................  1,310,235  724,365
 Other assets..............................................     11,710    6,970
                                                            ---------- --------
  Total current assets.....................................  1,851,369  961,528
Property and equipment--net................................     48,524   19,995
Investments................................................     58,342    5,519
Related party receivables..................................      3,719    3,259
Other assets...............................................      7,491    5,121
                                                            ---------- --------
    Total assets........................................... $1,969,445 $995,422
                                                            ========== ========
            LIABILITIES AND SHAREOWNERS' EQUITY

Liabilities:
 Brokerage payables........................................ $1,184,917 $681,106
 Bank loan payable.........................................         --    9,400
 Accounts payable, accrued liabilities and other...........     74,992   21,542
                                                            ---------- --------
  Total liabilities........................................  1,259,909  712,048
                                                            ---------- --------

Commitments and contingencies (Notes 12 and 13)

Shareowners' equity:
 Common stock, $.01 par: shares authorized, 300,000,000;
  shares issued and outstanding: 1998, 227,077,074; 1997,
  159,799,072..............................................      2,271    1,598
 Additional paid-in capital................................    680,319  265,754
 Retained earnings.........................................     14,210   16,022
 Cumulative translation adjustment.........................        210       --
 Unrealized gain on available-for-securities, net of tax...     12,526       --
                                                            ---------- --------
  Total shareowners' equity................................    709,536  283,374
                                                            ---------- --------
    Total liabilities and shareowners' equity.............. $1,969,445 $995,422
                                                            ========== ========

          See notes to supplemental consolidated financial statements.

                      E*TRADE GROUP, INC. AND SUBSIDIARIES

               Supplemental Consolidated Statements of Operations
                    (in thousands, except per share amounts)

                                                   Years Ended September 30,
                                                   --------------------------
                                                     1998      1997    1996
                                                   --------  -------- -------
Revenues:
 Transaction revenues............................. $162,097  $109,659 $44,178
 Interest--net of interest expense (A)............   56,020    25,265   4,813
 International....................................    7,031     4,000      --
 Other............................................   20,169    17,471  13,529
                                                   --------  -------- -------
  Net revenues....................................  245,317   156,395  62,520
                                                   --------  -------- -------
Cost of services..................................  111,888    73,381  38,027
                                                   --------  -------- -------
Operating expenses:
 Selling and marketing............................   71,447    28,160  10,944
 Technology development...........................   33,699    13,547   4,699
 General and administrative.......................   31,048    16,847   8,238
                                                   --------  -------- -------
  Total operating expenses........................  136,194    58,554  23,881
                                                   --------  -------- -------
  Total cost of services and operating expenses...  248,082   131,935  61,908
                                                   --------  -------- -------
Pre-tax income (loss).............................   (2,765)   24,460     612
Income tax expense (benefit)......................     (953)    9,425    (555)
                                                   --------  -------- -------
Net income (loss)................................. $ (1,812) $ 15,035 $ 1,167
                                                   ========  ======== =======
Net income (loss) per share:
 Basic............................................ $  (0.01) $   0.12 $  0.01
                                                   ========  ======== =======
 Diluted.......................................... $  (0.01) $   0.10 $  0.01
                                                   ========  ======== =======
Shares used in computation of net income (loss)
 per share:
 Basic............................................  169,791   129,408  78,564
 Diluted..........................................  169,791   143,496 119,728

--------
(A) Interest is presented net of interest expense of $39,714, $14,909 and $2,224 for fiscal years ended September 30, 1998, 1997 and 1996, respectively.

          See notes to supplemental consolidated financial statements.

                      E*TRADE GROUP, INC. AND SUBSIDIARIES

          Supplemental Consolidated Statements of Shareowners' Equity
                                 (in thousands)

                                                                                          Unrealized
                                                                                            gain on
                            Preferred                                                     available-
                              Stock      Common Stock    Additional           Cumulative   for-sale      Total
                          ------------- ---------------   paid-in   Retained  translation securities, shareowners'
                          Shares Amount Shares   Amount   capital   earnings  adjustment  net of tax     equity
                          ------ ------ -------  ------  ---------- --------  ----------- ----------- ------------
BALANCE, OCTOBER 1,
 1995...................    100   $ 1    64,740  $  647   $  9,457  $ 2,243      $ --       $    --     $ 12,348
Net income..............                                              1,167                                1,167
Issuance of Series B
 preferred stock, net of
 issuance costs.........     20                              2,837                                         2,837
Issuance of Series C
 preferred stock, net of
 issuance costs.........     11                              8,950                                         8,950
Initial public
 offering...............                 20,108     201     46,201                                        46,402
Conversion of preferred
 stock..................   (131)   (1)   31,564     316       (315)                                           --
Exercise of stock
 warrants, including tax
 benefit................                  1,612      16        274                                           290
Exercise of stock
 options, including tax
 benefit................                  5,404      54        465                                           519
Issuance of common stock
 for services...........                     28                 20                                            20
Cash dividends--
 ShareData..............                                               (518)                                (518)
Other employee stock
 transactions...........                    (68)               (39)                                          (39)
                           ----   ---   -------  ------   --------  -------      ----       -------     --------
BALANCE, SEPTEMBER 30,
 1996...................     --    --   123,388   1,234     67,850    2,892        --            --       71,976
Net income..............                                             15,035                               15,035
Adjustment for ShareData
 earnings...............                                               (746)                                (746)
Issuance of common
 stock, net of issuance
 costs..................                 29,220     292    188,533                                       188,825
Exercise of stock
 options, including tax
 benefit................                  7,068      71      8,521                                         8,592
Employee Stock Purchase
 Plan...................                    296       3        685                                           688
Cash dividends--
 ShareData..............                                             (1,159)                              (1,159)
Other employee stock
 transactions...........                   (173)     (2)       165                                           163
                           ----   ---   -------  ------   --------  -------      ----       -------     --------
BALANCE, SEPTEMBER 30,
 1997...................     --    --   159,799   1,598    265,754   16,022        --            --      283,374
Net loss................                                             (1,812)                              (1,812)
Issuance of common
 stock, net of issuance
 costs..................                 63,264     633    398,825                                       399,458
Exercise of stock
 options, including tax
 benefit................                  3,549      36     14,391                                        14,427
Employee Stock Purchase
 Plan...................                    416       4      1,190                                         1,194
Foreign currency
 translation............                                                          210                        210
Unrealized gain on
 available-for-sale
 securities, net of
 tax....................                                                                     12,526       12,526
Other employee stock
 transactions...........                     49                159                                           159
                           ----   ---   -------  ------   --------  -------      ----       -------     --------
BALANCE, SEPTEMBER 30,
 1998...................     --   $--   227,077  $2,271   $680,319  $14,210      $210       $12,526     $709,536
                           ====   ===   =======  ======   ========  =======      ====       =======     ========

          See notes to supplemental consolidated financial statements.

                      E*TRADE GROUP, INC. AND SUBSIDIARIES

               Supplemental Consolidated Statements of Cash Flows
                                 (in thousands)

                                                Years Ended September 30,
                                             ---------------------------------
                                                1998        1997       1996
                                             -----------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)..........................  $    (1,812) $  15,035  $   1,167
Non-cash items included in net income
 (loss):
 Deferred income taxes.....................          573      1,704       (487)
 Depreciation and amortization.............       12,553      3,793        901
 Income from equity investment.............       (1,198)    (1,785)      (228)
 Other.....................................         (219)      (179)       107
Net effect of changes in brokerage related
 assets and liabilities:
 Cash and investments required to be
  segregated under Federal or other
  regulations..............................       10,001     20,499    (35,500)
 Brokerage receivables.....................     (585,870)  (531,137)  (191,292)
 Brokerage payables........................      503,811    461,623    219,483
 Bank loan payable.........................       (9,400)     9,400         --
Other changes, net:
 Other assets..............................       (8,269)    (1,897)    (5,850)
 Accounts payable, accrued liabilities and
  other....................................       49,746     14,797      4,937
                                             -----------  ---------  ---------
Net cash used in operating activities......      (30,084)    (8,147)    (6,762)
                                             -----------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment.........      (35,765)   (15,742)    (9,474)
Purchase of investments....................      (32,278)        --     (2,000)
Purchase of investment securities..........   (3,237,731)  (993,282)  (337,073)
Sale/maturity of investment securities.....    2,924,167    836,877    302,070
Related party transactions.................           --     (3,147)        --
Acquisition of OptionsLink.................       (3,500)        --         --
Distributions received from equity
 investment................................        4,108        658         44
                                             -----------  ---------  ---------
Net cash used in investing activities......     (380,999)  (174,636)   (46,433)
                                             -----------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net
 of issuance costs.........................      399,458    188,825     46,402
Proceeds from issuance of preferred stock,
 net of issuance costs.....................           --         --     11,787
Proceeds from exercise of stock options....        4,917      1,627        310
Proceeds from exercise of stock warrants...           --         --        113
Proceeds from Employee Stock Purchase
 Plan......................................        1,194        688         --
Proceeds from long-term note payable.......           --         --      2,500
Repayment of long-term note payable........           --         --     (2,500)
Cash dividends--ShareData..................           --     (1,159)      (518)
Other......................................        4,170        180        (28)
                                             -----------  ---------  ---------
Net cash provided by financing activities..      409,739    190,161     58,066
                                             -----------  ---------  ---------
INCREASE (DECREASE) IN CASH AND
 EQUIVALENTS...............................       (1,344)     7,378      4,871
CASH AND EQUIVALENTS--Beginning of period..       23,234     15,856     10,985
                                             -----------  ---------  ---------
CASH AND EQUIVALENTS--End of period........  $    21,890  $  23,234  $  15,856
                                             ===========  =========  =========
SUPPLEMENTAL DISCLOSURES:
Cash paid for interest.....................  $    37,714  $  13,440  $   2,013
                                             ===========  =========  =========
Cash paid for income taxes.................  $        --  $   1,235  $   1,025
                                             ===========  =========  =========
Non-cash financing activities:
 Tax benefit on exercise of stock options
  and warrants.............................  $     9,430  $   6,926  $     352
                                             ===========  =========  =========
 Unrealized gain on investment securities
  and investments..........................  $    21,156  $      --  $      --
                                             ===========  =========  =========

          See notes to supplemental consolidated financial statements.

                      E*TRADE GROUP, INC. AND SUBSIDIARIES

            Notes to Supplemental Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Basis of Presentation--The supplemental consolidated financial statements include E*TRADE Group, Inc. and its subsidiaries (collectively, the "Company"), including E*TRADE Securities, Inc. ("E*TRADE Securities"), a securities broker-dealer. The supplemental consolidated financial statements of the Company have been prepared to give retroactive effect to the acquisition of ShareData, Inc. ("ShareData") in July 1998 and ClearStation, Inc. ("Clear-Station") in April 1999, both of which were accounted for as poolings of interests (see Note 15). All significant intercompany accounts and transactions have been eliminated.

   Transaction Revenues--The Company derives revenues from commissions related to customer transactions in equity and debt securities, options and, to a lesser extent, payments from other broker-dealers for order flow. Securities transactions are recorded on a trade date basis and are executed by independent broker-dealers. Through June 1996, the Company did not receive or hold customers' securities or funds. The Company implemented self-clearing operations and took custody of securities and funds in customer accounts in July 1996.

   Interest, Net of Interest Expense--Prior to July 1996, these amounts represent the Company's participation in the interest differential on its customer debit and credit balances through a contractual agreement with its former clearing broker, and fees on its customer assets invested in money market accounts. Subsequent to the implementation of self-clearing operations in July 1996, these amounts primarily represent interest earned by the Company on credit extended to its customers to finance their purchases of securities on margin, fees on its customer assets invested in money market accounts and interest earned on investment securities, offset by interest paid to customers on certain credit balances, interest paid to banks and interest paid to other broker-dealers through the Company's stock loan program.

   International Revenue--International revenue represents fees from the licensing of rights which allow foreign licensees to offer on-line investing services using the E*TRADE brand name in their respective countries and ongoing royalty payments based on transaction volume.

   Other Revenue--Other revenue primarily represents ShareData software licensing and maintenance fee revenue, broker-related fees for services, revenues from advertising on the Company's Web site, equity earnings from the Company's investment in Roundtable until its public offering in July 1998 (see
Note 5), and mutual fund fees.

   Foreign Currency Translation--Assets and liabilities of operations outside of the United States are translated into U.S. dollars using the exchange rate in effect at each period end. Revenues and expenses are translated at the average exchange rate during the period. The effects of foreign currency translation adjustments arising from differences in exchange rates from period to period are deferred and included as a separate component of shareowners' equity.

   Property and Equipment--Property and equipment are carried at cost and are depreciated on a straight-line basis over their estimated useful lives, generally three to seven years. Leasehold improvements are stated at cost and are amortized over the lesser of their estimated useful lives or the life of the lease.

   Technology Development Costs--Technology development costs are charged to operations as incurred. Technology development costs include costs incurred in the development and enhancement of software used in connection with services provided by the Company that do not otherwise qualify as internally developed software costs. The cost of internally developed software is capitalized and included in property and equipment. The costs to develop such software are capitalized in accordance with Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, and begin when management authorizes and commits to funding a project it believes will be completed and used to perform the functions intended and the conceptual formulation, design and testing of possible software project alternatives have been completed. Pilot projects and projects where expected future economic benefits are less than probable are not capitalized. Internally developed software costs include the cost of software tools and licenses used in the development of the Company's systems, as well as payroll and consulting costs. Capitalized costs totaled $10,210,000, $2,832,000 and $114,000 for the years ended September 30, 1998, 1997 and 1996, respectively.

   Completed projects are transferred to property and equipment and are reported at the lower of unamortized cost less any provision for impairment. Amortization is based on the straight-line method over the estimated useful life, generally two to three years. Amortization expense for the years ended September 30, 1998 and 1997 was $1,715,000 and $69,000, respectively. There was no amortization expense for the year ended September 30, 1996.

   Cash Equivalents--For purposes of reporting cash flows, the Company considers all highly liquid investments with original maturities of three months or less (except for amounts required to be segregated under Federal or other regulations or investment securities designated as available-for-sale) to be cash equivalents.

   Cash and Investments Required to be Segregated Under Federal or Other Regulations--Cash and investments required to be segregated under Federal or other regulations consist primarily of government backed securities purchased under agreements to resell ("Resale Agreements"). Resale Agreements are accounted for as collateralized financing transactions and are recorded at their contractual amounts, which approximate fair value.

   Investments--Investment securities represent a portfolio of commercial paper, municipal bonds, corporate bonds, U.S. Government obligations, preferred stocks and money market funds. Unrealized gains and losses, net of tax, are computed on the basis of average cost and are included as a separate component of shareowners' equity. Realized gains and losses and declines in fair-value, judged to be other than temporary, are included in other revenues. The cost of securities sold is based on the average cost method and interest earned is included in interest revenue.

   Investments in entities of which the Company owns between 20% and 50% and on which the Company has the ability to exercise significant influence are accounted for under the equity method. Other investments are accounted for using the cost method.

   Impairment of Long-Lived Assets--In the event that facts and circumstances indicate that the carrying value of a long-lived asset, including associated intangibles, may be impaired, an evaluation of recoverability is performed by comparing the estimated future undiscounted cash flows associated with the asset to the asset's carrying amount to determine if a write-down to market value or discounted cash flow is required.

   Estimated Fair-Value of Financial Instruments--The Company believes the amounts presented for financial instruments on the consolidated balance sheets consisting of cash equivalents, commercial paper, municipal bonds, corporate bonds, U.S. Government obligations, preferred stocks, money market funds, and brokerage receivables and payables to be reasonable estimates of fair-value. The Company uses available market information as of the balance sheet dates and appropriate valuation methodologies in deriving amounts reported for financial instruments.

   Stock-Based Compensation--The Company accounts for employee stock-based compensation using the intrinsic value method of accounting prescribed in Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. The Company provides pro forma disclosures of net income and earnings per share as required under SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 encourages, but does not require companies to recognize compensation expense for grants of stock, stock options, and other equity instruments based on the fair-value method of accounting.

   Advertising Costs--Advertising production costs are expensed when the initial advertisement is run. Costs of communicating advertising are expensed as the services are received.

   Income Taxes--The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires the recognition of deferred tax liabilities and assets at tax rates expected to be in effect when these balances reverse. Future tax benefits attributable to temporary differences are recognized to the extent that realization of such benefits is more likely than not.

   Earnings Per Share--The Company has adopted and retroactively applied the provisions of SFAS No. 128, Earnings per Share, for all periods presented. SFAS No. 128 requires a dual presentation of basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing net income by the weighted average common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

   New Accounting Standards-- In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income as defined includes all changes in equity (net assets) during a period from nonowner sources. The disclosures prescribed by SFAS No. 130 will be made beginning with the first quarter of fiscal 1999.

   In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. This statement establishes standards for reporting information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company is in the process of reassessing its current business segment reporting to determine if changes in reporting will be required in adopting this new standard. The disclosures prescribed by SFAS No. 131 will be adopted in the Company's fiscal 1999 annual report.

   In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The new standard requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives will be reported in the statement of operations or as a deferred item, depending on the use of the derivatives and whether they qualify for hedge accounting. The key criterion for hedge accounting is that the derivative must be highly effective in achieving offsetting changes in fair value or cash flows of the hedged items during the term of the hedge. The Company plans to adopt SFAS No. 133 in the first quarter of fiscal 2000 and has not yet determined the effect, if any, of adopting the new standard.

   Use of Estimates--The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes for the periods presented. Actual results could differ from management's estimates.

   Reclassifications--Certain items in these financial statements have been reclassified to conform to the current period presentation.

2. INVESTMENT SECURITIES

   The Company invests in high quality, short-term investments, which it classifies as available-for-sale. As such, there were no significant differences between amortized cost and estimated fair value at September 30, 1998 or 1997. Additionally, because investments are short-term and are generally allowed to mature or contain provisions which provide for resale at par to the issuer within 12 months, realized gains and losses for the years ended September 30, 1998, 1997 and 1996 were minimal and there were no significant changes in net unrealized gains and losses.

   The following table presents the estimated fair value breakdown of investment securities by category (in thousands):

                                                                September 30,
                                                              -----------------
                                                                1998     1997
                                                              -------- --------
     Municipal bonds......................................... $358,535 $ 43,904
     Commercial paper........................................   54,925   67,062
     U.S. Government obligations.............................   47,102      560
     Money market funds......................................   37,967   61,879
     Corporate bonds.........................................    4,005   10,927
     Preferred stocks........................................       --    7,626
                                                              -------- --------
       Total investment securities........................... $502,534 $191,958
                                                              ======== ========

3. BROKERAGE RECEIVABLES AND PAYABLES--NET

   Brokerage receivables and payables--net consists of the following (in thousands):

                                                               September 30,
                                                            -------------------
                                                               1998      1997
                                                            ---------- --------
     Receivable from customers and non-customers (less
      allowance for doubtful accounts of $862 and $435 in
      1998 and 1997, respectively)......................... $  961,305 $655,981
     Receivable from brokers, dealers and clearing
      organizations:
      Net settlement and deposits with clearing
       organizations.......................................     14,854   37,198
      Deposits paid for securities borrowed................    328,989   25,584
      Securities failed to deliver.........................        728    1,011
      Other................................................      4,359    4,591
                                                            ---------- --------
       Total brokerage receivables--net.................... $1,310,235 $724,365
                                                            ========== ========


     Payable to customers and non-customers................ $  340,044 $279,348
     Payable to brokers, dealers and clearing
      organizations:
      Deposits received for securities loaned..............    839,422  398,007
      Securities failed to receive.........................      1,222    1,304
      Other................................................      4,229    2,447
                                                            ---------- --------
       Total brokerage payables............................ $1,184,917 $681,106
                                                            ========== ========

   Receivable from and payable to brokers, dealers and clearing organizations result from the Company's brokerage activities. Receivable from customers represents credit extended to customers to finance their purchases of securities on margin. At September 30, 1998 and 1997, credit extended to customers with respect to margin accounts was $956 million and $678 million, respectively. Securities owned by customers are held as collateral for amounts due on margin balances (the value of which is not reflected on the accompanying consolidated balance sheets). Payable to customers represents free credit balances and other customer funds pending completion of securities transactions. The Company pays interest on certain customer credit balances.

4. PROPERTY AND EQUIPMENT--NET

   Property and equipment--net consists of the following (in thousands):

                                                                 September 30,
                                                                ---------------
                                                                 1998    1997
                                                                ------- -------
     Equipment................................................. $23,510 $12,737
     Leasehold improvements....................................  14,701   6,525
     Software..................................................  25,460   5,664
     Furniture and fixtures....................................   3,588   1,251
                                                                ------- -------
                                                                 67,259  26,177
     Less accumulated depreciation and amortization............  18,735   6,182
                                                                ------- -------
       Total property and equipment-net........................ $48,524 $19,995
                                                                ======= =======

5. INVESTMENTS

   Investments consist of the following (in thousands):

                                                                  September 30,
                                                                  --------------
                                                                   1998    1997
                                                                  ------- ------
     Knight/Trimark.............................................. $21,173 $3,509
     Joint ventures..............................................  10,153     --
     KAP Group...................................................   2,000  2,000
     Critical Path...............................................  15,250     --
     Other investments...........................................   9,766     10
                                                                  ------- ------
       Total investments......................................... $58,342 $5,519
                                                                  ======= ======

   Through July 7, 1998, the Company owned a 4.47% interest in Roundtable Partners LLC ("Roundtable"), a company formed to hold equity interests in securities trading and market making companies and which made distributions to its owners of a significant portion of its earnings. The Company had accounted for its investment in Roundtable under the equity method since its inception. On July 8, 1998, Roundtable was reorganized into a corporation known as Knight/Trimark Group, Inc. ("Knight/Trimark") coincident with an initial public offering of Knight/Trimark common stock. Knight/Trimark does not currently intend to pay dividends. As a result of this reorganization, all of the Company's ownership interest in Roundtable was converted into 2,566,432 shares of common stock of Knight/Trimark, which represents 4.99% of the issued and outstanding shares of common stock of Knight/Trimark. Effective July 8, 1998, the Company accounts for its investment in Knight/Trimark as a long-term marketable equity security held available-for-sale under the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Accordingly, this investment is carried at fair value at September 30, 1998, with unrealized gains of $12,340,000, net of tax of $8,505,000, reported as a separate component of shareowners' equity. The Company's investment in Knight/Trimark is subject to a sale restriction agreement with the underwriters of the initial public offering, which expires in January 1999.

   In June 1998, the Company entered into a joint venture agreement with SOFTBANK CORP. to form E*TRADE Japan to provide online securities trading services to residents of Japan. As part of the transaction, the Company invested approximately $8 million in exchange for a 42% ownership position in the joint venture. Additionally, the Company entered into a joint venture agreement with Electronic Share Information Ltd. ("ESI") to form E*TRADE UK. ESI is a leading provider of Internet financial services in the UK. The Company accounts for its investments in the joint ventures under the equity method.

   In June 1997, the Company invested $2,000,000 in KAP Group, LLC ("KAP Group"), by means of a promissory note in the principal amount of $1,806,000 and through the purchase of a warrant for $194,000.

   The note bears interest at 7% per annum which, together with the principal amount, is due and payable in July 2002. The warrant gives the Company the right to purchase shares of KAP Group. KAP Group has invested substantially all of its assets in another entity, which was formed for the purpose of engaging in electronic options trading. KAP Group investors include the Company's Chairman of the Board of Directors and others.

   The Company has also made investments in non-public, venture capital-backed high technology companies with which it does business and which provide Internet-based services. These investments include: Critical Path, a leading provider of outsourced email services and infrastructure for Web portals, Internet service providers, Web hosting companies, and corporations; Digital Island, a global IP applications network for the digital economy; and Third Age Media, producers of ThirdAge.com, a comprehensive source of content, community and commerce on the Web for active older adults. These investments each represent less than 20% of the outstanding shares of these companies and are accounted for under the cost method. At September 30, 1998, the Company believes that the fair value of these investments approximates their carrying basis.

6. RELATED-PARTY RECEIVABLES

   During fiscal 1997, the Company made a relocation loan to Mr. Christos Cotsakos, its Chief Executive Officer and a Director, in the aggregate principal amount of $3,147,000. The proceeds of this loan were used to fund the purchase by Mr. Cotsakos of a personal residence in the Silicon Valley area. The relocation loan accrues interest at the rate of 7% per annum which, together with the principal amount, is due and payable in November 1999. Accrued interest totaled $420,000 and $200,000 as of September 30, 1998 and 1997, respectively. The loan is required to be collateralized by a combination of assets, including the residence purchased. The due date of the relocation loan is subject to acceleration upon the occurrence of certain events including the voluntary cessation of employment with the Company by Mr. Cotsakos.

7. LONG-TERM NOTES PAYABLE AND SHORT-TERM FUNDING

   The principal source of financing for E*TRADE Securities' margin lending is cash balances in customers' accounts and financing obtained from other broker-dealers through E*TRADE Securities' stock loan program. E*TRADE Securities also maintains committed lines of financing with banks totaling $100 million to finance margin lending. There were no borrowings outstanding under these lines at September 30, 1998. At September 30, 1997, $9,400,000 was outstanding under these lines, bearing interest at 6.875% per annum, which was repaid on October 1, 1997; such amount is recorded as bank loan payable in the consolidated balance sheet.

8. INCOME TAXES

   The components of income tax expense (benefit) are as follows (in thousands):

                                                  Years Ended September 30,
                                                  -----------------------------
                                                    1998       1997     1996
                                                  ---------  --------  --------
     Current:
      Federal.................................... $  (1,173) $  5,499  $   (66)
      State......................................      (353)    2,222       (2)
                                                  ---------  --------  -------
       Total current.............................    (1,526)    7,721      (68)
                                                  ---------  --------  -------
     Deferred:
      Federal....................................       (33)    1,727     (441)
      State......................................       606       (23)     (46)
                                                  ---------  --------  -------
       Total deferred............................       573     1,704     (487)
                                                  ---------  --------  -------
     Total tax expense (benefit)................. $    (953) $  9,425  $  (555)
                                                  =========  ========  =======

   Deferred income taxes are recorded when revenues and expenses are recognized in different periods for financial statement and tax return purposes. The temporary differences and tax carryforwards that created deferred tax assets (liabilities) are as follows (in thousands):

                                                              September 30,
                                                              ---------------
                                                               1998     1997
                                                              -------  ------
     Deferred tax assets:
      Reserves and allowances................................ $   599  $  412
      Net operating loss carryforwards.......................   2,189     487
      Depreciation and amortization..........................     828      --
      Deferred compensation..................................     999     533
      Other..................................................     685     164
                                                              -------  ------
       Total deferred tax assets.............................   5,300   1,596
                                                              -------  ------
     Deferred tax liabilities:
      Depreciation and amortization..........................      --  (2,292)
      Internally developed software..........................  (5,783)     --
      Other..................................................    (636)   (235)
                                                              -------  ------
       Total deferred tax liabilities........................  (6,419) (2,527)
     Valuation allowance ....................................    (385)     --
                                                              -------  ------
     Net deferred tax liability included in other
      liabilities............................................ $(1,504) $ (931)
                                                              =======  ======

   No valuation allowance has been provided for the deferred tax assets at September 30, 1998 and 1997 as full realization of these assets is expected, other than for the preacquisition tax loss carry forwards of ClearStation, which are subject to certain limitations.

   The effective tax rates differed from the federal statutory rates as follows:

                                               Years Ended September 30,
                                              ------------------------------
                                                1998       1997      1996
                                              ---------   -------- ---------
     Income tax expense (benefit) at federal
      statutory rate........................      (35.0)%    35.0%      35.0%
     State income taxes, net of federal tax
      benefit...............................       10.2       6.2        2.3
     Income of Subchapter S corporation.....       65.6      (1.9)    (130.8)
     Nondeductible acquisition costs........       24.5        --         --
     Preacquisition losses of ClearStation
      ......................................       22.7        --         --
     Tax-exempt interest....................     (137.4)       --         --
     Other..................................       14.9      (0.8)       2.8
                                              ---------   -------  ---------
     Effective tax rate.....................      (34.5)%    38.5%     (90.7)%
                                              =========   =======  =========

   Prior to being acquired by the Company, ShareData was a Subchapter S corporation and was not subject to federal and state corporate income taxes.

9. SHAREOWNERS' EQUITY

 Stock Issuances

   In April 1996, the Company sold 20,336 shares of Series B Preferred Stock ("Series B") to Christos Cotsakos, Chief Executive Officer and a Director, and affiliates, Richard Braddock, and General Atlantic Partners and affiliates for $2,847,000 and incurred issuance costs of $10,000. The Company used the proceeds to provide additional working capital.

   In June 1996, the Company sold 11,180 shares of Series C Preferred Stock ("Series C") to SOFTBANK Holdings Inc. for $9,000,000 and incurred issuance costs of $50,000. The Company used the proceeds to provide additional regulatory net capital to E*TRADE Securities.

   In August 1996, the Company completed an initial public offering of 20,106,200 shares of the Company's common stock at a price of $2.63 per share. Each outstanding share of Series A, Series B and Series C Preferred Stock was automatically converted into 240 shares of common stock upon the closing of the initial public offering. The proceeds to the Company from the offering, net of underwriting discounts and offering expenses of $6.4 million, were $46.4 million.

   In August 1997, the Company completed a secondary public offering of 29,220,000 shares of the Company's common stock at a price of $6.88 per share. The proceeds to the Company from the offering, net of underwriting discounts and offering expenses of $14.8 million, were $188.8 million.

   In July 1998, the Company entered into an agreement to issue and sell 62,600,000 shares of common stock to SOFTBANK CORP., a Japanese corporation, for an aggregate purchase price of $400 million.

 Stock Option Plans

   The Company's stock option plans provide for the granting of nonqualified or incentive stock options to officers, directors, key employees and consultants for the purchase of shares of the Company's common stock at a price determined by the Board of Directors at the date the option is granted. The options are generally exercisable ratably over a five-year period from the date the option is granted and expire within ten years from the date of grant.

   In July 1996, the shareowners of the Company approved the 1996 Stock Incentive Plan (the "1996 Plan") and reserved 16,000,000 shares of common stock for future grants. Following adoption, no additional grants may be made under any prior plans. The 1996 Plan is divided into three components: the Discretionary Option Grant Program, the Stock Issuance Program and the Automatic Option Grant Program. Under the Discretionary Option Grant Program, options may be granted to purchase shares of common stock at an exercise price not less than the fair market value of those shares on the grant date to eligible employees. The Stock Issuance Program allows for individuals to be issued shares of common stock directly through the purchase of such shares at a price not less than the fair market value of those shares at the time of issuance or as a bonus tied to the performance of services. Under the Automatic Option Grant Program, options are automatically granted at periodic intervals to eligible non-employee members of the Board of Directors to purchase shares of common stock at an exercise price equal to the fair market value of those shares on the grant date.

   A summary of stock option activity follows (in thousands):

                                                                        Weighted
                                                                Number  Average
                                                                  of    Exercise
                                                                Shares   Price
                                                                ------  --------
     Outstanding at September 30, 1995......................... 16,092   $ .11
      Granted.................................................. 16,368   $1.30
      Exercised................................................ (5,404)  $0.05
      Canceled.................................................   (716)  $1.57
                                                                ------   -----
     Outstanding at September 30, 1996......................... 26,340   $0.82
      Granted.................................................. 10,840   $5.27
      Exercised................................................ (7,068)  $0.23
      Canceled................................................. (3,992)  $1.74
                                                                ------   -----
     Outstanding at September 30, 1997......................... 26,120   $2.75
      Granted.................................................. 14,821   $5.73
      Exercised................................................ (3,548)  $1.41
      Canceled................................................. (2,849)  $4.27
                                                                ------   -----
     Outstanding at September 30, 1998......................... 34,544   $4.04
                                                                ======   =====

   On October 22, 1998, the Company implemented an option cancellation / regrant program pursuant to which employees who held outstanding stock options with an exercise price in excess of $4.25 per share were able to cancel the previously issued options and receive the same number of new options at an exercise price of $4.25, the closing price of the Company's common stock on October 22, 1998. Each new option has a maximum term of ten years, subject to earlier termination upon the optionee's cessation of service, and will become exercisable in a series of four successive equal annual installments over the optionee's period of continued service with the Company measured from October 22, 1998, the regrant date. Options covering a total of 13,918,136 shares of the Company's common stock were cancelled and regranted under the program.

                                                              September 30,
                                                           --------------------
                                                            1998   1997   1996
                                                           ------ ------ ------
     Options available for grant.........................     608  4,852 11,480
     Options exercisable (as adjusted for the October 22,
      1998 transaction)..................................   6,951  1,880  3,656
     Options exercisable weighted average exercise
      price..............................................  $ 2.28 $ 1.09 $ 0.29

   The following table summarizes information on outstanding and exercisable stock options as of September 30, 1998 (as adjusted for the October 22, 1998 transaction):

                       Options Outstanding           Options Exercisable
               ----------------------------------- -----------------------
                               Weighted
                   Number       Average   Weighted     Number     Weighted
  Range of      Outstanding   Contractual Average   Exercisable   Average
 Exercisable   as of 9/30/98     Life     Exercise as of 9/30/98  Exercise
   Prices      (in thousands)   (Years)    Price   (in thousands)  Price
-------------  -------------- ----------- -------- -------------- --------
$ .07--$ 0.58       7,628        7.09      $0.44       2,299       $0.39
$ .92--$ 2.81       6,036        7.77      $2.20       2,432       $1.97
$2.90--$ 4.44      16,392        9.86      $4.23         268       $3.89
$4.52--$ 5.25       3,164        9.10      $4.75       1,884       $4.55
$5.26--$10.70       1,324        9.18      $6.42          68       $7.08
                   ------                              -----
$0.07--$10.70      34,544        8.79      $3.17       6,951       $2.28
                   ======                              =====

 Stock Purchase Plan

   In July 1996, the shareowners of the Company approved the 1996 Stock Purchase Plan (the "Purchase Plan"), and reserved 2,600,000 shares of common stock for sale to employees at a price no less than 85% of the lower of the fair market value of the common stock at the beginning of the two-year offering period or the end of each of the six-month purchase periods.

 Additional Stock Plan Information

   In accordance with SFAS No. 123, Accounting for Stock-Based Compensation, the Company applied APB Opinion 25 and related interpretations in accounting for its stock option plans, and accordingly does not record compensation costs. If the Company had elected, beginning in fiscal 1996, to recognize compensation cost based on the fair value of the option granted at the grant date as prescribed by SFAS No. 123, net income (loss) and net income (loss) per share would have been reduced to the pro forma amounts shown below (in thousands, except per share amounts):

                                                        Years Ended September
                                                                 30,
                                                       ------------------------
                                                         1998     1997    1996
                                                       --------  ------- ------
     As Reported
     Net income (loss)................................ $ (1,812) $15,035 $1,167
     Net income (loss) per share-basic................ $  (0.01) $  0.12 $ 0.01
     Net income (loss) per share-diluted.............. $  (0.01) $  0.10 $ 0.01
     Pro Forma
     Net income (loss)................................ $(25,383) $ 8,728 $  501
     Net income (loss) per share-basic................ $  (0.15) $  0.07 $ 0.01
     Net income (loss) per share-diluted.............. $  (0.15) $  0.06 $ 0.00

   The Company's calculations were made using the minimum value method and Black-Scholes option pricing models with the following weighted average assumptions:

                                              Years Ended September 30,
                                              ------------------------------
                                                1998       1997       1996
                                              --------   --------   --------
     Dividend yield..........................       --         --         --
     Expected volatility.....................       75%        65%        65%
     Risk-free interest rate.................        6%         6%         6%
     Expected life of option following
      vesting (in months)....................       12         12         12

   Under SFAS No. 123, the fair value of stock-based awards to employees is calculated using the minimum value method for fiscal 1996 prior to the initial public offering, and subsequently through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values.

   The Company's calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur. The valuations of the computed weighted average fair values of option grants under SFAS No. 123 in fiscal 1998, 1997 and 1996 were $3.02, $2.77 and $0.41, respectively.

 401(k) Salary Deferral Program

   The Company has a 401(k) salary deferral program, which became effective on January 1, 1995, for eligible employees who have met certain service requirements. The Company matches certain employee contributions; additional contributions to this plan are at the discretion of the Company. Total Company contribution expense for the years ended September 30, 1998, 1997 and 1996 was $312,000, $153,000 and $59,000, respectively.

10. NET INCOME (LOSS) PER SHARE

   The following table sets forth the computation of shares used in the computations of basic and diluted net income (loss) per share (in thousands):

                                                     Years Ended September 30,
                                                     --------------------------
                                                       1998     1997     1996
                                                     -------- -------- --------
     Shares Used in Computation:
      Weighted average common shares outstanding
       used in computation of basic net income
       (loss) per share.............................  169,791  129,408   78,564
      Dilutive effect of stock options..............       --   14,088   41,164
                                                     -------- -------- --------
      Shares used in computation of diluted net
       income (loss) per share......................  169,791  143,496  119,728
                                                     ======== ======== ========

   Because the Company reported a net loss in fiscal 1998, the calculation of diluted earnings per share does not include common stock equivalents as they are anti-dilutive and would result in a reduction of net loss per share. If the Company had reported net income in fiscal year 1998, there would have been 11,404,000 additional shares in the calculation of diluted earnings per share. Options to purchase 1,198,848 and 478,324 shares of common stock at prices ranging from $4.85 to $11.50 and $2.42 to $3.30 were outstanding as of September 30, 1997 and 1996, respectively, but not included in the computation of diluted net income (loss) per share for the years ended September 30, 1997 and 1996, respectively. These options were excluded because the options' exercise price was greater than the average market price of the Company's common stock for the years ended September 30, 1997 and 1996, respectively, and therefore would be anti-dilutive for purposes of this calculation.

11. REGULATORY REQUIREMENTS

   E*TRADE Securities is subject to the Uniform Net Capital Rule (the "Rule") under the Securities Exchange Act of 1934 administered by the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., which requires the maintenance of minimum net capital. E*TRADE Securities has elected to use the alternative method permitted by the Rule, which requires that the Company maintain minimum net capital equal to the greater of $250,000 or 2 percent of aggregate debit balances arising from customer transactions, as defined. E*TRADE Securities had amounts in relation to the Rule as follows (in thousands, except percentage data):

                                                                September 30,
                                                               ----------------
                                                                1998     1997
                                                               -------  -------
     Net capital.............................................. $97,355  $51,721
     Percentage of aggregate debit balances...................     9.5%     7.5%
     Required net capital..................................... $20,429  $13,771
     Excess net capital....................................... $76,926  $37,950

   Under the alternative method, a broker-dealer may not repay subordinated borrowings, pay cash dividends or make any unsecured advances or loans to its parent or employees if such payment would result in net capital of less than 5% of aggregate debit balances or less than 120% of its minimum dollar amount requirement.

12. LEASE ARRANGEMENTS

   During fiscal 1998 the Company entered into agreements to lease facilities in Menlo Park, California, where it will consolidate its existing Silicon Valley locations. The Company also entered into an agreement to lease a facility in Alpharetta, Georgia, where it has expanded certain operations, such as customer service, and, in fiscal 1999, will establish a new technology center.

   The Company has non-cancelable operating leases for office facilities through 2009 and operating leases for equipment through 2003. Future minimum rental commitments under these leases at September 30, 1998, are as follows (in thousands):

     Years ending September 30:
      1999............................................................ $ 28,341
      2000............................................................   22,245
      2001............................................................   14,889
      2002............................................................   10,842
      2003............................................................   10,611
      Thereafter......................................................   50,672
                                                                       --------
                                                                       $137,600
                                                                       ========

   Certain leases contain provisions for renewal options and rent escalations based on increases in certain costs incurred by the lessor. Rent expense for the years ended September 30, 1998, 1997 and 1996 was approximately $20,561,000, $11,389,000 and $2,697,000, respectively.

13. COMMITMENTS, CONTINGENCIES AND REGULATORY MATTERS

   The Company is a defendant in civil actions arising from the normal course of business. In the opinion of management, these actions are expected to be resolved with no material effect on the Company's consolidated financial position or results of operations.

   On November 21, 1997, a putative class action was filed in the Superior Court of California, County of Santa Clara, by Larry R. Cooper on behalf of himself and other similarly situated individuals. The action alleges, among other things, that the Company's advertising, other communications and business practices regarding the Company's commission rates and its ability to timely execute transactions through its online brokerage services were false and deceptive. The action seeks injunctive relief enjoining the purported deceptive and unfair practices alleged in the action and also seeks unspecified compensatory and punitive damages, as well as attorney fees.

   This proceeding is at an early stage and the Company is unable to speculate as to its ultimate outcome. However, the Company believes it has meritorious defenses to the claims and intends to conduct vigorous defenses. An unfavorable outcome in any matters which are not covered by insurance could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, even if the ultimate outcomes are resolved in favor of the Company, the defense of such litigation could entail considerable cost and the diversion of efforts of management, either of which could have a material adverse effect on the Company's results of operation.

   From time to time the Company has been threatened with, or named as a defendant in, lawsuits and administrative claims. Compliance and trading problems that are reported to the NASD or the SEC by dissatisfied customers are investigated by the NASD or the SEC, and, if pursued by such customers, may rise to the level of arbitration or disciplinary action. One or more of such claims or disciplinary actions decided adversely against the Company could have a material adverse effect on the Company's business, financial condition and results of operations. The Company is also subject to periodic regulatory audits and inspections.

   The securities industry is subject to extensive regulation under federal, state and applicable international laws. As a result, the Company is required to comply with many complex laws and rules and its ability to so comply is dependent in large part upon the establishment and maintenance of a qualified compliance system. The Company is aware of several instances of its non-compliance with applicable regulations. In particular, in fiscal 1997, the Company failed to comply with applicable advertising restrictions in one international jurisdiction and due to a clerical oversight, failed to timely renew its registration as a broker-dealer in two states, Nebraska and Ohio. One of the state jurisdictions, Ohio, as a condition of renewing the Company's license as a broker-dealer in that jurisdiction, required the Company to offer customers resident in that state the ability to rescind (for up to 30 days) certain securities transactions effected through the Company during the period January 1, 1997 through April 15, 1997, the date the Company's license was renewed. For fiscal 1997, the Company recorded a $4.3 million pre-tax charge against earnings in connection with this matter.

   The Company maintains insurance in such amounts and with such coverage, deductibles and policy limits as management believes are reasonable and prudent. The principal risks that the Company insures against are comprehensive general liability, commercial property, hardware/software damage, directors and officers, and errors and omissions liability. The Company believes that such insurance coverage is adequate for the purpose of its business.

   In March 1996, the Company entered into a five-year employment agreement with a key executive officer. The employment agreement provides for, among other things, an annual base salary which is subject to adjustment based on the Company's performance and a severance payment up to $1,250,000 in the event of termination of employment under certain defined circumstances.

14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET CREDIT RISK AND CONCENTRATIONS OF CREDIT RISK

   The Company's customer securities activities are transacted on either a cash or margin basis. In margin transactions, the Company extends credit to the customer, subject to various regulatory and internal margin requirements, collateralized by cash and securities in the customer's account. As customers write option contracts or sell securities short, the Company may incur losses if the customers do not fulfill their obligations and the collateral in customer accounts is not sufficient to fully cover losses which customers may incur from these strategies. To control this risk, the Company monitors required margin levels daily, and customers are required to deposit additional collateral, or reduce positions, when necessary.

   Through its broker-dealer subsidiaries, the Company loans securities temporarily to other brokers in connection with its securities lending activities. The Company receives cash as collateral for the securities loaned. Increases in security prices may cause the market value of the securities loaned to exceed the amount of cash received as collateral. In the event the counterparty to these transactions does not return the loaned securities, the Company may be exposed to the risk of acquiring the securities at prevailing market prices in order to satisfy its customer obligations. The Company controls this risk by requiring credit approvals for counterparties, by monitoring the market value of securities loaned on a daily basis and by requiring deposits of additional cash as collateral when necessary.

   The Company is obligated to settle transactions with brokers and other financial institutions even if its customers fail to meet their obligations to the Company. Customers are required to complete their transactions on settlement date, generally three business days after trade date. If customers do not fulfill their contractual obligations, the Company may incur losses. The Company has established procedures to reduce this risk by requiring that customers deposit cash and/or securities into their account prior to placing an order.

   The Company may at times maintain inventories in equity securities on both a long and short basis. While long inventory positions represent the Company's ownership of securities, short inventory positions represent obligations of the Company. Accordingly, both long and short inventory positions may result in losses or gains to the Company as market values of securities fluctuate. To mitigate the risk of losses, long and short positions are marked to market daily and are continuously monitored by the Company.

15. SUBSEQUENT EVENTS AND ACQUISITIONS

   In December 1998 and April 1999, the Company's Board of Directors voted to effect two separate two-for-one stock splits by distributing one additional share of common stock, par value $.01, for every share of common stock outstanding to shareowners of record as of January 15, 1999 and again as of May 7, 1999. The disclosures herein reflect the two-for-one stock splits which were effective on February 1, 1999 and May 21, 1999.

 OptionsLink

   In the first quarter of fiscal 1998, E*TRADE acquired the OptionsLink Division of Hambrech & Quist for a purchase price of $3.5 million. The purchase price exceeded the fair value of the assets acquired by $3.1 million, of which $2.9 million was capitalized as software and amortized over two years, in accordance with the Company's existing policy.

 ShareData

   On July 30, 1998, the Company acquired ShareData, Inc., ("ShareData"). ShareData supplies stock plan knowledge-based software for pre-IPO and public companies. The Company issued 5.2 million shares of its common stock in exchange for all outstanding common stock of ShareData. The Company also assumed all outstanding ShareData options, which were converted to options to purchase approximately 744,000 shares of the Company's common stock. The acquisition was accounted for as a pooling of interests, and accordingly, all prior financial data of the Company has been restated to include the historical operations of ShareData. As a result of the acquisition, the combined Company incurred charges and direct transaction costs relating to the business combination of $1.2 million. These non-recurring costs have been charged to operations in the fourth quarter of fiscal 1998. Prior to the acquisition, ShareData reported on a calendar year end. Fiscal 1998 and 1997 include the results of ShareData for the twelve months ended September 30, 1998 and 1997, respectively. Fiscal 1996 includes the results of ShareData for the twelve months ended December 31, 1996. The results of operations for the quarter ended December 31, 1996 (revenues of $4,637,000 and net income of $746,000), included in both fiscal 1997 and 1996, is reflected as an adjustment to retained earnings in fiscal 1997. No adjustments were required to conform accounting policies of the entities. There were no significant intercompany transactions requiring elimination for any periods presented.

 ClearStation

   On April 30, 1999, the Company acquired ClearStation, Inc., ("ClearStation"). ClearStation is a financial media web site that integrates technical and fundamental analysis and discussion for investors. The Company issued 939,072 shares of common stock in exchange for all outstanding common stock of ClearStation. The Company also assumed all outstanding ClearStation options, which were converted to options to purchase approximately 112,000 shares of the Company's common stock. The acquisition was accounted for as a pooling of interest, and accordingly, all prior financial data of the Company has been restated to include the historical operations of ClearStation from October 1997 (the date of ClearStation's inception). As a result of the acquisition, the Company incurred charges and direct transaction costs relating to the business combination of $250,000. These non-recurring costs have been charged to operations in the third quarter of fiscal 1999. Fiscal 1998 includes the results of ClearStation for the twelve months ended September 30, 1998. No adjustments were required to conform accounting policies of the entities. There were no significant intercompany transactions requiring elimination for any periods presented.

   The operating results of the separate Companies are as follows (in thousands):

                                                               Net    Net Income
                                                             Revenues   (Loss)
                                                             -------- ----------
     Year ended September 30, 1998
      E*TRADE Group......................................... $235,452  $ 2,418
      ShareData (through June 30, 1998).....................    9,865   (3,130)
      ClearStation..........................................       --   (1,100)
                                                             --------  -------
      Combined.............................................. $245,317  $(1,812)
                                                             ========  =======
     Year ended September 30, 1997
      E*TRADE Group......................................... $142,737  $13,905
      ShareData.............................................   13,658    1,130
      ClearStation..........................................       --       --
                                                             --------  -------
      Combined.............................................. $156,395  $15,035
                                                             ========  =======
     Year ended September 30, 1996
      E*TRADE Group......................................... $ 51,595  $  (828)
      ShareData.............................................   10,925    1,995
      ClearStation..........................................       --       --
                                                             --------  -------
      Combined.............................................. $ 62,520  $ 1,167
                                                             ========  =======

Telebanc

   On June 1, 1999, the Company entered into a definitive agreement to acquire Telebanc Financial Corporation ("Telebanc"). Telebanc is the holding company of TeleBank, an Internet-based, federally chartered savings bank. Under the terms of the agreement, Telebanc shareowners will receive 2.1 shares of E*TRADE common stock for each share of Telebanc common stock. Following the merger, which is expected to be accounted for as a pooling of interest, Telebanc shareowners will own approximately 13 percent of E*TRADE's fully diluted common stock. The Boards of Directors of both companies have approved the merger, but final consummation of the merger, which is expected to be completed this fall, is contingent on regulatory approval and the vote of the Telebanc shareowners.

16. QUARTERLY DATA (unaudited)

   The unaudited quarterly financial information presented below reflects all adjustments which, in the opinion of management, are of a normal and recurring nature necessary to present fairly the results of operations for the periods presented (in thousands, except per share amounts).

   On November 23, 1998, the American Institute of Certified Public Accountants held the first meeting of a task force formed to prepare guidance for companies that account for business acquisitions under the purchase method of accounting which includes in-process research and development ("IPR&D"). At this meeting, representatives of the Securities and Exchange Commission ("SEC") expressed their views on this matter. After considering the new views taken by the SEC on IPR&D, the Company has reassessed its allocation of the purchase price of the OptionsLink acquisition made in the first quarter of fiscal 1998. Initially, $2.8 million of the purchase price had been allocated to IPR&D. Based on the SEC's recent guidance, the Company has reallocated a substantial part of the purchase price to capitalized software, to be amortized over two years, in accordance with the Company's existing policy. The net effect of these reallocations are to reduce reported net loss in fiscal year 1998 by $573,000 with no change to earnings per share. The impact of this change for the quarter ended September 30, 1998, due to increased amortization expense, is an increase in reported net loss by $169,000, with no change to earnings per share.

                                    Fiscal 1998                         Fiscal 1997
                          ----------------------------------- --------------------------------
                            4th       3rd      2nd      1st     4th     3rd      2nd     1st
                          Quarter   Quarter  Quarter  Quarter Quarter Quarter  Quarter Quarter
                          --------  -------  -------  ------- ------- -------  ------- -------
E*TRADE Group (as
 previously reported):
 Revenues...............  $ 64,296  $62,316  $53,309  $51,130 $48,477 $37,036  $32,201 $25,023
 Cost of services.......    31,991   28,722   24,280   22,747  23,384  21,834   13,198  12,425
 Net income (loss)......   (15,923)   6,560    6,118    4,914   5,523   3,068    3,054   2,260
 Net income (loss) per
  share:
 Basic..................  $  (0.08) $  0.03  $  0.03  $  0.03 $  0.04 $  0.02  $  0.03 $  0.02
 Diluted................  $  (0.08) $  0.03  $  0.02  $  0.03 $  0.04 $  0.02  $  0.02 $  0.02


ShareData, ClearStation
 and software
 adjustment:
 Revenues...............  $  4,401  $ 4,167  $ 2,822  $ 2,876 $ 3,507 $ 2,541  $ 2,973 $ 4,637
 Cost of services.......     1,282    1,064      979      823     916     677      633     314
 Net income (loss)......      (203)  (1,420)  (1,930)      72     353    (158)     189     746


Combined:
 Revenues...............  $ 68,697  $66,483  $56,131  $54,006 $51,984 $39,577  $35,174 $29,660
 Cost of services.......    33,273   29,786   25,259   23,570  24,300  22,511   13,831  12,739
 Net income (loss)......   (16,126)   5,140    4,188    4,986   5,876   2,910    3,243   3,006
 Net income (loss) per
  share:
 Basic..................  $  (0.08) $  0.03  $  0.03  $  0.03 $  0.04 $  0.02  $  0.03 $  0.02
 Diluted................  $  (0.08) $  0.03  $  0.02  $  0.03 $  0.04 $  0.02  $  0.02 $  0.02

Management's Discussion and Analysis of Financial Condition and Results of Operations for the six months ended March 31, 1999 and 1998

Forward-Looking Statements

   The following discussion of the financial condition and results of operations of the Company as restated for its merger with ClearStation on April 30, 1999, which was accounted for as a pooling of interests, should be read in conjunction with the supplemental consolidated financial statements and notes thereto included elsewhere herein. This discussion contains forward-looking statements, including statements regarding the Company's strategy, financial performance and revenue sources which involve risks and uncertainties. The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth elsewhere herein.

Results of Operations

 Revenue Detail (in millions)

                                                             Six Months Ended
                                                                 March 31,
                                                           ---------------------
                                                                         Percent
                                                            1999   1998  Change
                                                           ------ ------ -------
   Revenues:
     Transaction revenues:
       Commissions........................................ $133.0 $ 62.6   112%
       Order flow.........................................   17.8   12.9    39%
                                                           ------ ------   ---
         Total transaction revenue........................  150.8   75.5   100%
                                                           ------ ------   ---
     Interest-net of interest expense(A):
       Brokerage..........................................   38.7   20.4    89%
       Other..............................................   11.3    4.2   171%
                                                           ------ ------   ---
         Total interest...................................   50.0   24.6   103%
                                                           ------ ------   ---
     International........................................    2.0    1.6    25%
     Other................................................   12.2    8.4    45%
                                                           ------ ------   ---
         Total revenues................................... $215.1 $110.1    95%
                                                           ====== ======   ===
   Transactions per day...................................    0.6    0.3   122%
   Transaction per period.................................    7.1    3.2   121%

--------
(A) Interest is presented net of interest expense. Interest expense for the six months ended March 31, 1999 and 1998 was $26.0 and $17.3, respectively.

   The Company's revenues increased to $215.1 million for the six months ended March 31, 1999, up 95% from $110.1 million in the equivalent period of fiscal 1998. Revenues increased mainly due to higher customer trading volume and an increase in customer assets.

   Transaction revenues consist of commission revenues and payments based on order flow. Transaction revenues increased to $150.9 million for the six months ended March 31, 1999, up 100% from $75.5 million for the equivalent period in fiscal 1998. This increase was primarily attributable to an increase of 121% in the number of transactions processed from the equivalent period in the prior year. The increase in transaction processing volume was primarily a result of a significant increase in customer accounts resulting from the substantial advertising expenditures made by the Company during fiscal 1999. Growth in transaction revenues reflected the overall high level of trading volume in U.S. financial markets as well as the increase in new customer accounts.

   Commission revenues for the six months ended March 31, 1999 increased to $133.0 million, up 113% from $62.6 million for the same period a year ago.

   Order flow revenue increased to $17.9 million for the six months ended March 31, 1999, up 39% from $12.9 million for the same period in the prior year. Order flow revenue accounted for 12% of transaction revenue in the six months ended March 31, 1999 compared to 17% in the comparable period in fiscal 1998. Order flow revenue as a percentage of total revenue decreased primarily due to the loss of Roundtable earnings, which ended when Roundtable was reorganized as Knight/Trimark, Inc. and went public in July 1998. Until its initial public offering, Knight/Trimark, Inc. would allocate a portion of its earnings to its owners, including the Company, based on the percentage its owners contributed to Knight/Trimark, Inc.'s total order flow. The Company previously recorded the amounts it received from this allocation as order flow revenue.

   Net interest revenues primarily represent interest earned by the Company on credit extended to its customers to finance their purchases of securities on margin, interest earned on customer assets invested in money market accounts and interest earned on investment securities, offset by interest paid to customers on certain credit balances, interest paid to banks and interest paid to other broker-dealers through the Company's stock loan program. Pursuant to Securities and Exchange Commission regulations, customer cash balances that are not used for margin lending are segregated into an investment account that is maintained for the exclusive benefit of customers.

   Net interest revenues increased to $50.0 million for the six months ended March 31, 1999, up 103% from $24.6 million for the same period in fiscal 1998. This increase was primarily due to interest derived from customer operations of $38.7 million for the six months ended March 31, 1999, up $18.3 million or 89% compared to the equivalent period in fiscal 1998. Average customer margin debit balances were up 68% to $1.6 billion, and average customer money market fund balances increased 35% to $2.9 billion. Additionally, interest earned on investment securities increased to $11.3 million in the second quarter of fiscal 1999, up 171% from $4.2 million in the equivalent period in fiscal 1998.

   International revenues were $2.0 million for the six months ended March 31, 1999 compared to $1.6 million for the same period in fiscal 1998. International revenues represent international licensing fees and royalties based on the licensee's transaction revenues. The Company may, from time to time, seek to enter into similar licensing agreements with others as part of its international expansion strategy. There can be no assurance that any such future agreements will be consummated or that the terms thereof will be comparable to those of the aforementioned agreements or that the recognition of any licensing fees will occur during the period in which an arrangement is consummated.

   Other revenues increased to $12.2 million for the six months ended March 31, 1999, up 45% from $8.4 million for the comparable period in fiscal 1998. Other revenues increased primarily due to increases in broker-related fees for services, growth in ShareData licensing revenue, ClearStation revenues and increased revenues from mutual funds and advertising on the Company's Web site.

 Cost of Services

   Total cost of services increased to $97.9 million for the six months ended March 31, 1999, up 100% from $48.8 million for the comparable period in fiscal 1998. Cost of services as a percentage of net revenues was 45% for the six months ended March 31, 1999 compared to 44% in the comparable period in fiscal 1998. Cost of services includes expenses related to the Company's clearing operations, customer service activities, system maintenance and communications. These increases reflect the overall increase in customer transactions processed by the Company, customer service inquiries, and operations and maintenance costs associated with the technology centers in Palo Alto and Rancho Cordova, California, and Alpharetta, Georgia.

 Operating Expenses

   Selling and marketing expenses increased to $101.0 million for the six months ended March 31, 1999, up 383% from $20.9 million for the comparable period in fiscal 1998. As a percentage of net revenue, selling and marketing expenses increased to 47% for the six months ended March 31, 1999, from 19% in the equivalent period of fiscal 1998. Selling and marketing expenses include media, print and direct mail advertising, and related production, printing and postage costs. The increase in selling and marketing expenses reflect the Company's aggressive account and membership acquisition strategy which includes major marketing expenditures for advertising placements, creative development and collateral materials resulting from a variety of advertising campaigns directed at building brand name recognition, growing customer base and market share, and maintaining customer retention rates. These increased expenditure levels are expected to continue throughout fiscal 1999. The Company's selling and marketing expenses vary depending upon a variety of factors including, without limitation, the launch of new products or services.

   Technology development expenses increased to $29.8 million for the six months ended March 31, 1999, up 116% from $13.8 million for the comparable period in fiscal 1998. As a percentage of net revenue, technology development increased to 14% for the six months ended March 31, 1999, from 13% for the six months ended March 31, 1998. The increased level of expenses was incurred to enhance the Company's existing product offerings and reflects the Company's continuing commitment to invest in new products and technologies to support potential future growth.

   General and administrative expenses increased to $32.5 million for the six months ended March 31, 1999, up 205% from $10.6 million for the comparable period in fiscal 1998. This increase is the result of personnel additions, the development of administrative functions resulting from the overall growth in the Company, and the costs associated with the opening of a new technology and customer service support facility in Alpharetta, Georgia.

   Non-operating income (expense)

   In February 1999, the Company sold 39% of its holdings in Knight/Trimark, Inc., a market-maker, recognizing a pre-tax gain of $33.4 million on the sale. The investment had been classified as available-for-sale under the provisions of SFAS 115.

   Loss on equity investments was $1.3 million for the six months ended March 31, 1999 which resulted from the Company's minority ownership in certain investments that are accounted for under the equity method. Equity in losses of affiliates for the six months ended March 31, 1999 includes the results from the Company's minority ownership in Archipelago and E*OFFERING, as well as the Company's international joint ventures in Japan and the United Kingdom. The Company expects that its affiliate companies will continue to invest in the development of their products and services, and to incur operating losses for at least the next 12 months, which will result in future charges being recorded by the Company to reflect its proportionate share of such losses.

 Income Tax Expense (Benefit)

   Income tax expense (benefit) represents the provision for federal and state income taxes at an effective rate of (43.8%) for the six months ended March 31, 1999 and 42.5% for the comparable period in fiscal 1998. This rate was impacted because there was no available tax benefit for the preacquisition operating losses of ClearStation. Prior to its merger with the Company, ShareData was a Subchapter S corporation and was not subject to federal and state corporate income taxes.

Liquidity and Capital Resources

   The Company currently anticipates that its available cash resources and credit facilities will be sufficient to meet its presently anticipated working capital and capital expenditure requirements for at least the next 12 months. However, the Company may need to raise additional funds in order to support more rapid expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities.

   Cash used in operating activities was $36.9 million for the six months ended March 31, 1999 compared with cash provided by operating activities of $46.0 million in the equivalent period in fiscal 1998. Cash used in operations increased primarily due to increased operating expenditures, including significant increases in sales and marketing expenses associated with the Company's aggressive account and membership acquisition strategy.

   Cash provided by investing activities was $50.4 million for the six months ended March 31, 1999, compared to cash used in investing activities of $7.1 million in the equivalent period in fiscal 1998. The increase in cash provided by investing activities was primarily a result of proceeds of $33 million from the sale of a portion of the Company's investment in Knight/Trimark, Inc., and net purchases and sale/maturity of investment securities of $93.2 million, offset by purchases of investments of $50.7 million and purchases of property and equipment of $29.3 million. The Company expects that it will incur approximately $50 to $75 million of capital expenditures during the second half of fiscal 1999.

   Cash provided by financing activities was $14.2 million for the six months ended March 31, 1999, compared to $2.4 million in the equivalent period in fiscal 1998. The increase in cash provided by financing activities was primarily a result of increases in the proceeds from employee stock transactions.

Year 2000 Compatibility

   Many computer systems use only two digits to identify a specific year and therefore may not accurately recognize and handle dates beyond the year 1999. If not corrected, these computer applications could fail or create erroneous results by or at the year 2000. The Company utilizes, and is dependent upon, data processing systems and software to conduct its business. The data processing systems and software include those developed and maintained by the Company's third-party data processing vendors and software which is run on in-house computer networks.

   Due to the Company's dependence on computer technology to conduct its business, and the dependence of the financial services industry on computer technology, the nature and impact of year 2000 processing failures on the Company's business, financial position, results of operations or cash flows could be material. During the first quarter of fiscal 1998, the Company initiated a review and assessment of all hardware and software to evaluate whether it will function properly in the year 2000 without material errors or interruptions.

   The Company believes that all year 2000 issues revealed as a result of that evaluation to date can be remedied in a timely manner, and therefore does not expect a material risk of disruption of operations. With respect to outside vendors, those vendors that have been contacted have indicated that their hardware or software is or will be year 2000 compatible in time frames that meet regulatory requirements. Evaluation of these issues is continuing and there is a risk that other problems, not presently known to the Company, will be discovered which could present a material risk of disruption to the Company's operations and result in material adverse consequences to the Company. Furthermore, there can be no assurance that the Company will not experience unexpected delays in remediation of any year 2000 issues that may be discovered. Any inability to remediate such issues in a timely manner could cause a material disruption of the Company's business. In addition, the method of trading employed by the Company is heavily dependent on the integrity of electronic systems outside of the Company's control, such as online and Internet service providers, and third-party software such as Internet browsers. A failure of any such system in the trading process, even for a short time, could cause interruption to the Company's business. The year 2000 issue could lower demand for the Company's services while increasing the Company's costs. These combining factors, while not quantified, could have a material adverse impact on the Company's financial results.

   Because systems critical to the Company other than its computer systems may be affected by the century change, the Company's year 2000 efforts also encompass facilities and equipment, which rely on date-dependent technology, such as, building equipment that contains embedded technology and the Company's third-party providers.

   At this time, it does not appear that the costs of addressing year 2000 issues will have a material adverse impact on the Company's financial position. However, in the event that the Company and third parties upon which it relies are unable to address these issues in a timely manner, it could result in a material financial risk to the Company.

 Status of Year 2000 Efforts

   The Company's year 2000 efforts address all computer systems, equipment and business partner relationships considered essential to the Company's ability to conduct its business. The objective of the Company's year 2000 project is to identify the core business processes and associated computer systems and equipment that may be at risk due to the use of two-digit year dates. Once identified, the systems and equipment are rated for risk and are prioritized for conversion or replacement according to their impact on core business operations. The Company's year 2000 project follows a structured approach in analyzing and mitigating year 2000 issues. This approach consists of six phases: awareness, assessment, remediation, validation, implementation and industry-wide testing. The work associated with each phase may be performed simultaneously with other phases of the project, depending on the nature of the work to be performed and the technology and business requirements of the specific business unit. For example, awareness is an ongoing effort and occurs in each phase. As part of this project, the Company reviews its vendor relationships (suppliers, alliances and third-party providers) in an attempt to assess their ability to meet the year 2000 challenge. In addition, this plan seeks to ensure that all of the Company's business partners and service providers are also year 2000 ready. In addition, written contingency plans are being developed for all mission critical systems and many non-critical systems to address any unexpected year 2000 failures. However, there can be no assurance that contingency plans will adequately address all year 2000 failures.

   Currently, the Company's primary focus is the completion of remediation and testing, and on-going contingency planning and vendor management efforts. However, the Company is continuing to assess the impact of year 2000 issues on its products, internal information systems and third-party vendor relations. The Company has begun, and in many cases completed, corrective efforts in these areas. The Company does not anticipate that addressing year 2000 issues for its internal information systems and current and future products will have a material impact on its operations or financial results. However, there can be no assurance that these costs will not be greater than anticipated, or that corrective action undertaken will be completed before year 2000 issues may arise.

   In March 1999, the Company completed its assessment phase on mission critical systems including a significant amount of the implementation and testing. The Company's primary focus remains on the successful remediation and testing of all critical systems, including systems owned by third parties. Additional focus will be placed on non-critical systems and written contingency plans in the later half of the third quarter of fiscal 1999. The Company anticipates that work on the awareness, contingency planning, and vendor management phases of the project will continue through the century change.

   The success of the Company's year 2000 efforts depends in part on the adequacy of compliance by vendors with their representations concerning their systems, and on parallel efforts being undertaken by vendors and other third parties with which the Company's systems interact and the Company is therefore taking steps to determine the status of critical third parties' year 2000 compatibility. The Company has implemented a vendor management program. Activities include creating an inventory of vendors, inquiring directly as to the status of vendors' year 2000 efforts, and continuing contact with vendors to monitor the progress of vendors who may not yet be year 2000 capable. If these suppliers fail to adequately address year 2000 issues for the products and services they provide to the Company, this could have a material adverse impact on the Company's operations and financial results. The Company is still assessing the effect year 2000 issues will have on its suppliers and at this time, cannot determine the impact it will have. There can be no assurance that all third parties will provide accurate and complete information or that all their systems will be fully year 2000 capable. Third parties' year 2000 processing failures may have a material adverse impact on the Company's systems and operations.

   As the year 2000 project continues, the Company may discover additional year 2000 issues, may not be able to develop, implement, or test remediation or contingency plans, or may find that the costs of these activities exceed current expectations and become material. In many cases, the Company is relying on assurances from suppliers that new and upgraded information systems and other products will be year 2000 capable. The Company plans to test such third-party products, but cannot be sure that its tests will be adequate or that, if problems are identified, they will be addressed by the supplier in a timely and satisfactory way.

   Because the Company uses a variety of information systems and has additional systems embedded in its operations and infrastructure, the Company cannot be sure that all of its systems will work together in a year 2000 capable fashion. Furthermore, the Company cannot be sure that it will not suffer business interruptions, either because of its own year 2000 issues or those of its customers or suppliers whose year 2000 issues may make it difficult or impossible for them to fulfill their commitments to the Company. If the Company fails to satisfactorily resolve year 2000 issues related to its products in a timely manner, it could be exposed to liability to third parties.

   The Company is continuing to evaluate year 2000-related risks and corrective actions. However, the risks associated with the year 2000 may be pervasive and complex; they can be difficult to identify and to address, and can result in material adverse consequences to the Company. Even if the Company, in a timely manner, completes all of its assessments, identifies and tests remediation plans believed to be adequate, and develops contingency plans believed to be adequate, some issues may not be identified or corrected in time to prevent material adverse consequences to the Company.

   The Company's plan may also be affected by regulatory changes, changes in industry customs and practices, and significant systems modifications unrelated to the year 2000 project including upgrades and additions to capacity, and the cost and continued availability of qualified personnel and other resources.

   The Company spent approximately $1.5 million in the six months ended March 31, 1999 and currently estimates that it will spend approximately an additional $3.5 million to ascertain that its core computer systems and those of its vendors are year 2000 capable. These expenditures will consist primarily of compensation for information technology employees and contractors dedicated to this project and related hardware and software costs. This estimate excludes the time that may be spent by management and administrative staff in guiding and assisting the information technology effort described above or for making systems other than core brokerage computer systems year 2000 capable. The Company expects to fund all year 2000 related costs through operating cash flows. These costs are not expected to result in increased information technology expenditures because they will be funded through a reallocation of the Company's overall development spending. In accordance with generally accepted accounting principles, such expenditures will be expensed as incurred.

Quantitative and Qualitative Disclosures About Market Risk

   Market Risk Disclosures

   The following discussion about the Company's market risk disclosures involves forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. The Company is exposed to market risk related to changes in interest rates and equity security price risk. The Company does not have derivative financial instruments for speculative or trading purposes.

   Interest Rate Sensitivity

   The Company maintains a short-term investment portfolio consisting of mainly income securities with an average maturity of less than two years. These available-for-sale securities are subject to interest rate risk and will fall in value if market interest rates increase. If market interest rates were to increase immediately and uniformly by 10 percent in levels at March 31, 1999, the fair value of the portfolio would decline by an immaterial amount. The Company has the ability to hold its fixed income investments until maturity, and therefore the Company would not expect its operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on its securities portfolio.

   Equity Price Risk

   The Company holds a small portfolio of marketable-equity traded securities that are subject to market price volatility. Equity price fluctuations of plus or minus 15 percent would not have a material impact on the Company.

   Financial Instruments

   For its working capital and reserves which are required to be segregated under Federal or other regulations, the Company invests in money market funds, resale agreements, certificates of deposit, and commercial paper. Money market funds do not have maturity dates and do not present a material market risk. The other financial instruments are fixed rate investments with short maturities and do not present a material interest rate risk.

Supplemental Interim Financial Statements and Supplementary Data

Index to Supplemental Consolidated Supplemental Financial Statements

                                                                          Page
                                                                          ----
   Supplemental Consolidated Balance Sheets as of March 31, 1999 and
    September 30, 1998...................................................  44

   Supplemental Consolidated Statements of Operations for the six months ended March 31, 1999 and 1998........................................  45

   Supplemental Consolidated Statements of Cash Flows for the six months ended March 31, 1999 and 1998........................................  46

   Notes to Supplemental Consolidated Financial Statements...............  47

                      E*TRADE GROUP, INC. AND SUBSIDIARIES

                    Supplemental Consolidated Balance Sheets
                      (in thousands, except share amounts)

                                                       March 31,  September 30,
                                                         1999         1998*
                                                      ----------- -------------
                                                      (Unaudited)
                       ASSETS

Current assets:
 Cash and equivalents................................ $   49,658   $   21,890
 Cash and investments required to be segregated under
  Federal or other regulations.......................      5,000        5,000
 Investment securities...............................    409,192      502,534
 Brokerage receivables--net..........................  2,276,014    1,310,235
 Other assets........................................     19,070       11,710
                                                      ----------   ----------
  Total current assets...............................  2,758,934    1,851,369
Property and equipment--net..........................     65,722       48,524
Investments..........................................    482,043       58,342
Related party receivables............................        --         3,719
Other assets.........................................      6,193        7,491
                                                      ----------   ----------
    Total assets..................................... $3,312,892   $1,969,445
                                                      ==========   ==========

         LIABILITIES AND SHAREOWNERS' EQUITY

Liabilities:
 Brokerage payables.................................. $2,133,456   $1,184,917
 Accounts payable, accrued and other liabilities.....    209,662       74,992
                                                      ----------   ----------
  Total liabilities..................................  2,343,118    1,259,909
                                                      ----------   ----------

Commitments and contingencies (Note 7)

Shareowners' equity:
 Common stock, $.01 par value; shares authorized,
  300,000,000; shares issued and outstanding: March
  1999, 232,759,206; September 1998, 227,077,074.....      2,328        2,271
 Additional paid-in capital..........................    726,860      680,319
 Retained earnings...................................      6,311       14,210
 Accumulated other comprehensive income..............    234,275       12,736
                                                      ----------   ----------
  Total shareowners' equity..........................    969,774      709,536
                                                      ----------   ----------
    Total liabilities and shareowners' equity........ $3,312,892   $1,969,445
                                                      ==========   ==========

--------
*  Derived from audited financial information

          See notes to supplemental consolidated financial statements.

                      E*TRADE GROUP, INC. AND SUBSIDIARIES

               Supplemental Consolidated Statements of Operations
                    (in thousands, except per share amounts)
                                  (Unaudited)

                                                            Six Months Ended
                                                                March 31,
                                                            ------------------
                                                              1999      1998
                                                            --------  --------
Revenue:
  Transaction revenues..................................... $150,844  $ 75,462
  Interest-net of interest expense(A)......................   50,016    24,653
  International............................................    2,016     1,620
  Other....................................................   12,213     8,402
                                                            --------  --------
    Net revenues...........................................  215,089   110,137
                                                            --------  --------
Cost of services...........................................   97,862    48,829
                                                            --------  --------
Operating expenses:
  Selling and marketing....................................  101,037    20,916
  Technology development...................................   29,822    13,782
  General and administrative...............................   32,463    10,643
                                                            --------  --------
    Total operating expenses...............................  163,322    45,341
                                                            --------  --------
    Total cost of services and operating expenses..........  261,184    94,170
                                                            --------  --------
Operating income (loss)....................................  (46,095)   15,967
                                                            --------  --------
Non-operating income (expense):
  Gain on sale of investment...............................   33,367       --
  Loss on equity investments...............................   (1,334)      --
                                                            --------  --------
    Total non-operating income.............................   32,033       --
                                                            --------  --------
Pre-tax income (loss)......................................  (14,062)   15,967
Income tax expense (benefit)...............................   (6,163)    6,793
                                                            --------  --------
Net income (loss).......................................... $ (7,899) $  9,174
                                                            ========  ========
Net income (loss) per share (Note 5):
  Basic.................................................... $  (0.03) $   0.06
                                                            ========  ========
  Diluted.................................................. $  (0.03) $   0.05
                                                            ========  ========
Shares used in computation of net income (loss) per share
 (Note 5):
  Basic....................................................  229,351   161,441
  Diluted..................................................  229,351   172,807

--------
(A) Interest is presented net of interest expense. Interest expense for the six months ended March 31, 1999 and 1998 was $26,028 and $17,290, respectively.

          See notes to supplemental consolidated financial statements.

                      E*TRADE GROUP, INC. AND SUBSIDIARIES

               Supplemental Consolidated Statements of Cash Flows
                                 (in thousands)
                                  (Unaudited)

                                                          Six Months Ended
                                                              March 31,
                                                        ----------------------
                                                           1999        1998
                                                        -----------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).................................... $    (7,899) $   9,174
  Reconciliation to net cash provided by (used in)
   operating activities:
    Deferred income taxes..............................      (2,909)      (481)
    Depreciation and amortization......................      12,125      4,372
    Loss on equity investments.........................       1,334        --
    Options issued to consultants......................       2,200        --
    Gain on sale of investment.........................     (33,367)       --
    Other..............................................         (19)      (849)
  Net effect of changes in brokerage-related assets and
   liabilities:
    Cash and investments required to be segregated
     under Federal or other regulations................         --      10,001
    Brokerage receivables..............................    (965,779)  (298,923)
    Brokerage payables.................................     948,539    290,958
  Other changes, net:
    Other assets.......................................      (7,162)       290
    Accounts payable, accrued and other liabilities....      16,030     31,425
                                                        -----------  ---------
      Net cash provided by (used in) operating
       activities......................................     (36,907)    45,967
                                                        -----------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment...................     (29,323)   (14,060)
  Purchase of investment securities....................  (3,143,914)  (864,237)
  Sale/maturity of investment securities...............   3,237,157    874,680
  Proceeds from sale of investment.....................      33,495        --
  Acquisition of OptionsLink...........................         --      (3,500)
  Purchase of investments..............................     (50,708)       --
  Related party receivable.............................       3,738        --
                                                        -----------  ---------
      Net cash provided by (used in) investing
       activities......................................      50,445     (7,117)
                                                        -----------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from employee stock transactions............      14,208      2,436
  Other................................................          22        --
                                                        -----------  ---------
      Net cash provided by financing activities........      14,230      2,436
                                                        -----------  ---------
INCREASE IN CASH AND EQUIVALENTS.......................      27,768     41,286
CASH AND EQUIVALENTS--Beginning of period..............      21,890     23,234
                                                        -----------  ---------
CASH AND EQUIVALENTS--End of period.................... $    49,658  $  64,520
                                                        ===========  =========
SUPPLEMENTAL DISCLOSURES:
  Cash paid for interest............................... $    28,753  $  16,429
                                                        ===========  =========
  Non-cash activities:
    Unrealized gain on available-for-sale securities... $   373,384  $      96
                                                        ===========  =========
    Tax benefit on exercise of stock options........... $    30,190        --
                                                        ===========  =========

          See notes to supplemental consolidated financial statements.

                      E*TRADE GROUP, INC. AND SUBSIDIARIES

            Notes to Supplemental Consolidated Financial Statements

Note 1.--Basis of Presentation

   The accompanying unaudited supplemental consolidated financial statements include E*TRADE Group, Inc. and its subsidiaries (collectively, the "Company"), including E*TRADE Securities, Inc. ("E*TRADE Securities"), a securities broker-dealer.

   These consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") and, in the opinion of management, reflect all normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows for the periods presented in conformity with generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report to Shareowners on Form 10-K for the fiscal year ended September 30, 1998.

   The supplemental consolidated financial statements of the Company have been prepared to give retroactive effect to the acquisition of ShareData, Inc. ("ShareData") in July 1998 and ClearStation, Inc. ("ClearStation") in April 1999, as well as the reallocations made in the fourth quarter of fiscal 1998 for the allocation of the purchase price paid for OptionsLink, which was acquired in the first quarter of 1998 (See Note 15 to the supplemental financial statements as of September 30, 1998 included herein.)

   In December 1998 and April 1999, the Company's Board of Directors voted to effect a two-for-one stock split by distributing one additional share of common stock, par value $.01, for every share of common stock outstanding to shareowners of record on January 15, 1999 and May 7, 1999. The disclosures herein reflect the two-for-one stock splits which were effective on February 1, 1999 and May 21, 1999.

Note 2.--Net Brokerage Receivables and Payables

   Net brokerage receivables and payables consists of the following (in thousands):

                                                        March 31,  September 30,
                                                           1999        1998
                                                        ---------- -------------
   Receivable from customers and non-customers (less
    allowance for doubtful accounts of $6,450 at March
    31, 1999 and $862 at September 30, 1998)..........  $1,887,959  $  961,305
   Receivable from brokers, dealers and clearing
    organizations:
     Net settlement and deposits with clearing
      organizations...................................      31,342      14,854
     Deposits paid for securities borrowed............     346,129     328,989
     Securities failed to deliver.....................       3,977         728
     Other............................................       6,607       4,359
                                                        ----------  ----------
       Total net brokerage receivables................  $2,276,014  $1,310,235
                                                        ==========  ==========
   Payable to customers and non-customers.............  $  570,534  $  340,044
   Payable to brokers, dealers and clearing
    organizations:
     Deposits received for securities loaned..........   1,535,386     839,422
     Securities failed to receive.....................       5,324       1,222
     Other............................................       6,712       4,229
   Bank loan payable..................................      15,500         --
                                                        ----------  ----------
       Total net brokerage payables...................  $2,133,456  $1,184,917
                                                        ==========  ==========

                      E*TRADE GROUP, INC. AND SUBSIDIARIES

   Receivable from and payable to brokers, dealers and clearing organizations result from the Company's brokerage activities. Receivable from customers and non-customers represents credit extended to finance their purchases of securities on margin. At March 31, 1999 and September 30, 1998, credit extended to customers and non-customers with respect to margin accounts was $1,878 million and $956 million, respectively. Securities owned by customers and non-customers are held as collateral for amounts due on margin balances (the value of which is not reflected on the accompanying consolidated balance sheets). Payable to customers and non-customers represents free credit balances and other customer and non-customer funds pending completion of securities transactions. The Company pays interest on certain customer and non-customer credit balances.

Note 3.-- Investments

   In January 1999, the Company acquired a 25 percent voting interest in Archipelago Holdings, LLC ("Archipelago"). Archipelago owns 100 percent of Archipelago, LLC, which operates an Electronic Communication Network ("ECN") for Nasdaq stocks. In connection with such investment, the Company entered into an assistance agreement with Archipelago, which requires the Company to provide certain operational and technical assistance to Archipelago. The agreement provides that the Company will initially be entitled to representation on Archipelago's board of managers in proportion to its holding of voting interests.

   In February 1999, the Company acquired a 28 percent voting interest in E*OFFERING, a full-service, Internet-based investment bank. E*OFFERING plans to provide individual and institutional investors greater access to public offerings. E*OFFERING leverages the Internet to improve the process of raising capital for companies by reducing time to market and underwriting costs traditionally associated with the registration process, while broadening capital distribution. Additionally, E*OFFERING provides after-market support and shareholder communication services.

   The Company accounts for these investments according to the equity method of accounting, whereby the Company's proportionate share of each affiliate's net income (loss) is included in equity income (loss).

Note 4.--Comprehensive Income

   On October 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, which requires that an enterprise report, by major components and as a single total, the change in net assets during the period from non-owner sources. The reconciliation of net income (loss) to comprehensive income is as follows (in thousands):

                                                                Six Months
                                                                   Ended
                                                                 March 31,
                                                              ----------------
                                                                1999     1998
                                                              --------  ------
   Net income (loss)......................................... $ (7,899) $9,174
   Changes in other comprehensive income:
     Unrealized gain on available-for-sale securities, net
      of tax.................................................  221,022      96
     Cumulative translation adjustments......................      517     --
                                                              --------  ------
       Total comprehensive income............................ $213,640  $9,270
                                                              ========  ======

                      E*TRADE GROUP, INC. AND SUBSIDIARIES

Note 5.--Net Income (Loss) Per Share

   The following table sets forth the computation of shares used in the computations of basic and diluted net income (loss) per share (in thousands):

                                                                   Six Months
                                                                      Ended
                                                                    March 31,
                                                                 ---------------
                                                                  1999    1998
                                                                 ------- -------
Shares Used in Computation:
  Weighted average common shares outstanding used in computation of basic net income (loss) per share......................... 229,351 161,441
  Dilutive effect of stock options..............................     --   11,366
                                                                 ------- -------
    Shares used in computation of diluted net income (loss)
     per share.................................................. 229,351 172,807
                                                                 ======= =======

   Because the Company reported a net loss for the six months ended March 31, 1999, the calculation of diluted earnings per share does not include common stock equivalents as it would result in a reduction of net loss per share. If the Company had reported net income in this period, there would have been 16,350,000 additional shares in the calculation of diluted earnings per share.

   The following options to purchase shares of common stock were not included in the computation of diluted net income (loss) per share because the options' exercise price was greater than the average market price of the Company's common stock for the periods stated, and therefore are not common stock equivalents for purposes of this calculation (in thousands, except exercise price data):

                                                                 Six Months
                                                                    Ended
                                                                  March 31,
                                                                -------------
                                                                 1999   1998
                                                                ------ ------
   Options excluded from computation of diluted net income
    (loss) per share...........................................     88  5,370
   Exercise price ranges:
     High...................................................... $30.39 $11.52
     Low....................................................... $19.46 $ 6.57

Note 6.--Regulatory Requirements

   E*TRADE Securities is subject to the Uniform Net Capital Rule (the "Rule") under the Securities Exchange Act of 1934 administered by the SEC and the National Association of Securities Dealers, Inc. ("NASD"), which requires the maintenance of minimum net capital. E*TRADE Securities has elected to use the alternative method permitted by the Rule, which requires that the Company maintain minimum net capital equal to the greater of $250,000 or 2 percent of aggregate debit balances arising from customer transactions, as defined. E*TRADE Securities had amounts in relation to the Rule as follows (in thousands, except percentage data):

                                                        March 31,  September 30,
                                                          1999         1998
                                                        ---------  -------------
   Net capital......................................... $124,500      $97,355
   Percentage of aggregate debit balances..............      6.2%         9.5%
   Required net capital................................ $ 40,062      $20,429
   Excess net capital.................................. $ 84,438      $76,926

   Under the alternative method, a broker-dealer may not repay subordinated borrowings, pay cash dividends or make any unsecured advances or loans to its parent or employees if such payment would result in net capital of less than 5% of aggregate debit balances or less than 120% of its minimum dollar amount requirement.

                      E*TRADE GROUP, INC. AND SUBSIDIARIES

Note 7.--Commitments, Contingencies and Regulatory Matters

   The Company is a defendant in civil actions arising from the normal course of business. In the opinion of management, these actions are expected to be resolved with no material effect on the Company's consolidated financial position or results of operations.

   On November 21, 1997, a putative class action was filed in the Superior Court of California, County of Santa Clara, by Larry R. Cooper on behalf of himself and other similarly situated individuals. The action alleges, among other things, that the Company's advertising, other communications and business practices regarding the Company's commission rates and its ability to timely execute transactions through its online brokerage services were false and deceptive. The action seeks injunctive relief enjoining the purported deceptive and unfair practices alleged in the action and also seeks unspecified compensatory and punitive damages, as well as attorney fees. This proceeding is at an early stage and the Company is unable to predict its ultimate outcome. However, the Company believes it has meritorious defenses to the claims and intends to conduct vigorous defenses. An unfavorable outcome in any matters, which are not covered by insurance, could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, even if the ultimate outcomes are resolved in favor of the Company, the defense of such litigation could entail considerable cost and the diversion of efforts of management, either of which could have a material adverse effect on the Company's results of operations.

   On February 8, 1999, a putative class action was filed in the Superior Court of California, County of Santa Clara, by Coleen Divito, on behalf of herself and other similarly situated individuals. Subsequently on February 19, 1999, a putative class action was filed in Superior Court of California, County of Santa Clara, by Mario Cirignani, on behalf of himself and other similarly situated individuals. Both complaints allege damages and seek injunctive relief arising out of, among other things, the February 3, 4 and 5, 1999 system interruptions and allege a class of all E*TRADE account holders as of February 2, 1999. Pursuant to a stipulation of counsel dated March 23, 1999, the Court consolidated the Divito and Cirignani actions for all purposes. This proceeding is currently at a very early stage and the Company is unable to predict its ultimate outcome.

   On February 11, 1999, a putative class action was filed in the Supreme Court of New York, County of New York, by Evan Berger, on behalf of himself and other similarly situated individuals. The action alleges, among other things, that the Company's advertising, other communications and business practices regarding its ability to timely execute and confirm transactions through its online brokerage services were false and deceptive. This proceeding is currently at a very early stage and the Company is unable to predict its ultimate outcome.

   On March 1, 1999, a putative class action was filed in the Court of Common Pleas, Cuyahoga County, Ohio, by Truc Q. Hoang. The Hoang complaint seeks damages and injunctive relief arising out of, among other things, the plaintiff's alleged problems accessing his account and placing orders. Plaintiff alleges causes of action for breach of contract, fiduciary duty and unjust enrichment, fraud, unfair and deceptive trade practices, negligence/intentional tort and injunctive relief. This proceeding is currently at a very early stage and the Company is unable to predict its ultimate outcome.

   On March 10, 1999, a putative class action was filed in the Superior Court of California, County of Santa Clara, by Raj Chadha. The Chadha complaint seeks damages and injunctive relief arising out of, among other things, the February 3, 4 and 5, 1999 system interruptions. Plaintiff brings causes of action for breach of fiduciary duty and violations of the Consumer Legal Remedies Act and California Unfair Business Practices Act. This proceeding is currently at a very early stage and the Company is unable to predict its ultimate outcome.

   On March 11, 1999, a putative class action was filed in Superior Court of California, County of Santa Clara, by Elie Wurtman. The Wurtman complaint seeks damages and injunctive relief arising out of,

                      E*TRADE GROUP, INC. AND SUBSIDIARIES
among other things, plaintiff's alleged problems accessing her account and placing orders. The complaint also makes allegations regarding access problems relating to E*TRADE customers residing or traveling outside of the United States. Plaintiff brings causes of action for negligence and violations of the Consumer Legal Remedies Act and California Unfair Business Practices Act. This proceeding is currently at a very early stage and the Company is unable to predict its ultimate outcome.

   On April 14, 1999, a putative action was filed in Superior Court of California, County of Los Angeles, by Matthew J. Rosenberg. The Rosenberg compliant alleges violations of the Consumer Legal Remedies Act and the California Unfair Business Practices Act in relation to E*TRADE's IPO business. This proceeding is currently at a very early stage and the Company is unable to predict its ultimate outcome.

   From time to time the Company has been threatened with, or named as a defendant in, lawsuits and administrative claims. Compliance and trading problems that are reported to the NASD or the SEC by dissatisfied customers are investigated by the NASD or the SEC, and, if pursued by such customers, may rise to the level of arbitration or disciplinary action. One or more of such claims or disciplinary actions decided adversely against the Company could have a material adverse effect on the Company's business, financial condition and results of operations. The Company is also subject to periodic regulatory audits and inspections.

   The securities industry is subject to extensive regulation under federal, state and applicable international laws. As a result, the Company is required to comply with many complex laws and rules and its ability to so comply is dependent in large part upon the establishment and maintenance of a qualified compliance system.

   The Company maintains insurance in such amounts and with such coverage, deductibles and policy limits as management believes are reasonable and prudent. The principal risks that the Company insures against are comprehensive general liability, commercial property damage, hardware/software damage, directors and officers, and errors and omissions liability. The Company believes that such insurance coverage is adequate for the purpose of its business.

   The Company has entered into employment agreements with several of its key executive officers. These employment agreements provide for annual base salary compensation, stock option acceleration and severance payments in the event of termination of employment under certain defined circumstances, or change in the Company's control. Base salaries are subject to adjustments according to the Company's financial performance.

Note 8.--Subsequent Events

 ClearStation

   On April 30, 1999, the Company acquired ClearStation, Inc., ("ClearStation"). ClearStation is a financial media web site that integrates technical and fundamental analysis and discussion for investors. The Company issued 939,072 shares of common stock in exchange for all outstanding common stock of ClearStation. The Company also assumed all outstanding ClearStation options, which were converted to options to purchase approximately 112,000 shares of the Company's common stock. The acquisition was accounted for as a pooling of interest, and accordingly, all prior financial data of the Company has been restated to include the historical operations of ClearStation from October 1997 (the date of ClearStation's inception). As a result of the acquisition, the Company incurred charges and direct transaction costs relating to the business combination of $250,000. These non-recurring costs have been charged to operations in the third quarter of fiscal 1999. No adjustments were required to conform accounting policies of the entities. There were no significant intercompany transactions requiring elimination for any periods presented.

                      E*TRADE GROUP, INC. AND SUBSIDIARIES

Telebanc

   On June 1, 1999, the Company entered into a definitive agreement to acquire Telebanc Financial Corporation ("Telebanc"). Telebanc is the holding company of TeleBank, an Internet-based, federally chartered savings bank. Under the terms of the agreement, Telebanc shareowners will receive 2.1 shares of E*TRADE common stock for each share of Telebanc common stock. Following the merger, which is expected to be accounted for as a pooling of interest, Telebanc shareowners will own approximately 13 percent of E*TRADE's fully diluted common stock. The Boards of Directors of both companies have approved the merger, but final consummation of the merger, which is expected to be completed this fall, is contingent on regulatory approval and the vote of the Telebanc shareowners.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         E*TRADE Group, Inc.
                                         (Registrant)

                                         Dated: June 25, 1999

                                          By:   /s/ Leonard C. Purkis
                                            -------------------------
                                                   Leonard C. Purkis
                                      Executive Vice President, Finance and
                                                 Administration,
                                  Chief Financial Officer (principal financial
                                             and accounting officer)

                                 EXHIBIT INDEX

 Exhibit Description
 ------- -----------
  23.1   Consent of Independent Auditors.